UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Applied Digital Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Joseph J. Grillo
Chief Executive Officer and President
April 29, 2008
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Applied Digital Solutions, Inc. d/b/a Digital Angel, which will be held on June 20, 2008, at 9:30 a.m., Central Standard Time, at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402.
The enclosed notice of meeting identifies each business proposal for your action. These proposals and the vote the board of directors recommends are:

Recommended
Proposal		Vote
1.	Election of two directors to hold office until the 2011 annual meeting of stockholders and until their successors have been duly elected and qualified;	FOR
2.	Approval of an amendment to our certificate of incorporation to change our name to Digital Angel Corporation;	FOR
3.	Approval of an amendment to our 2003 flexible stock plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares;	FOR
4.	Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 165,000,000 to 190,000,000 shares;	FOR
5.	Ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008; and	FOR
6.	To transact such other business as may properly come before the annual meeting or at any adjournment thereof.	FOR
A notice of annual meeting, a form of proxy, and a proxy statement containing information about the matters to be acted on at the annual meeting are enclosed.
If you plan to attend the annual meeting, please mark the appropriate box on your proxy card to help us plan for the annual meeting. You will need an admission card to attend the annual meeting. If your shares are registered in your name, you are a stockholder of record. Your admission card is attached to your proxy card, and you will need to bring it with you to the annual meeting. If your shares are in the name of your broker or bank, your shares are held in street name. Ask your broker or bank for an admission card in the form of a legal proxy to bring with you to the annual meeting. If you do not receive the legal proxy in time, bring your brokerage statement with you to the annual meeting so that we can verify your ownership of our stock on the record date and admit you to the annual meeting. However, you will not be able to vote your shares at the annual meeting without a legal proxy.
Your vote is important regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the annual meeting even if you cannot attend. All stockholders can vote by written proxy card. Many stockholders also can vote by proxy via a touch-tone telephone from the U.S. and Canada, using the toll-free number on your proxy card or via the Internet using the instructions on your proxy card. In addition, stockholders may vote in person at the annual meeting as described above.
EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD, USING THE TELEPHONE VOTING SYSTEM, OR ACCESSING THE WORLD WIDE WEBSITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET. IF A STOCKHOLDER DECIDES TO ATTEND THE ANNUAL MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

Sincerely,

JOSEPH J. GRILLO
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF
APPLIED DIGITAL SOLUTIONS, INC.:
The 2008 annual meeting of stockholders of Applied Digital Solutions, Inc. d/b/a Digital Angel, a Delaware corporation, or the Company, whose headquarters are located in Delray Beach, Florida, will be held at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402, on June 20, 2008, at 9:30 a.m., Central Standard Time, for the following purposes:
1.	To elect two directors to hold office until the 2011 annual meeting of stockholders and until their successors have been duly elected and qualified;

2.	To approve an amendment to our certificate of incorporation to change our name to Digital Angel Corporation;

3.	To approve an amendment to our 2003 flexible stock plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares;

4.	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 165,000,000 to 190,000,000 shares;

5.	To ratify the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

6.	To transact such other business as may properly come before the annual meeting or at any adjournment thereof.
The board of directors has fixed the close of business on April 28, 2008 as the record date for the determination of stockholders entitled to receive notice of the annual meeting and vote, or exercise voting rights through a voting trust, as the case may be, at the annual meeting and any adjournments or postponements of the annual meeting. We will make available a list of holders of record of our common stock as of the close of business on April 28, 2008 for inspection during normal business hours at our offices, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445 for ten business days prior to the annual meeting. This list will also be available at the annual meeting.

By Order of the Board of Directors

JOSEPH J. GRILLO
Chief Executive Officer and President
Delray Beach, Florida
April 29, 2008

1690 South Congress Avenue, Suite 201
Delray Beach, Florida 33445
April 29, 2008
PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2008
The board of directors of Applied Digital Solutions, Inc. d/b/a Digital Angel, a Delaware corporation (the “Company,” “we,” “our,” or “us”), whose principal executive office is located at 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445, furnishes you with this proxy statement to solicit proxies on its behalf to be voted at the 2008 annual meeting of stockholders, or the annual meeting. The annual meeting will be held at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402, on June 20, 2008, at 9:30 a.m., Central Standard Time, subject to adjournment or postponement thereof. The proxies also may be voted at any adjournments or postponements of the annual meeting. This proxy statement and the accompanying form of proxy are first being mailed to our stockholders on or about May 5, 2008.
Voting and Revocability of Proxies
All properly executed written proxies and all properly completed proxies voted by telephone or via the Internet and delivered pursuant to this solicitation (and not revoked later) will be voted at the annual meeting in accordance with the instructions of the stockholder. Below is a list of the different votes stockholders may cast at the annual meeting pursuant to this solicitation.
In voting on the election of two directors to serve until the 2011 annual meeting of stockholders, stockholders may vote in one of the following ways:
1.	in favor of the nominee, or

2.	withhold votes as to the nominee.
In voting on (i) approval of an amendment to our certificate of incorporation to change our name to Digital Angel Corporation; (ii) approval of an amendment to our 2003 flexible stock plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares; (iii) approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 165,000,000 to 190,000,000 shares; and (iv) the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008, stockholders may vote in one of the following ways:
1.	in favor of the proposal,

2.	against the proposal, or

3.	abstain from voting on the proposal.
Stockholders should specify their choice for each matter on the enclosed form of proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of the directors as set forth herein, FOR the approval of an amendment to our certificate of incorporation to change our name to Digital Angel Corporation, FOR the approval of an amendment to our 2003 flexible stock plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares, FOR the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 165,000,000 to 190,000,000 shares, and FOR the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. A stockholder submitting a proxy has the power to revoke it at any time prior to its exercise by voting in person at the annual meeting, by giving our proxy tabulator written notice bearing a later date than the proxy or by giving a later dated proxy. Any written notice revoking a proxy should be sent to our proxy tabulator: Broadridge Financial Solutions (formerly ADP Investor Communication Services, Inc.), 51 Mercedes Way, Edgewood, NY 11717.
A quorum must be present at the annual meeting. According to our bylaws, the holders of a majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum. If you have returned valid proxy instructions or attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for determining whether there is a quorum.
Approval of the election of two directors to serve until the 2011 annual meeting of stockholders, approval of an amendment to our 2003 flexible stock plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares, and the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008, will require the affirmative vote of a majority of the votes cast at the annual meeting of stockholders. For each of these proposals, an abstention will have the effect of a vote against such proposal and broker non-votes will have no effect on the outcome of the vote for these proposals.
Approval of an amendment to our certificate of incorporation to change our name to Digital Angel Corporation and approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 165,000,000 to 190,000,000 shares will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders. For each of these proposals, an abstention and broker non-votes will have the effect of a vote against these proposals.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by stockholders interested in voting via the telephone or the Internet are set forth on the proxy card.
Record Date and Share Ownership
Owners of record of shares of our common stock at the close of business on April 28, 2008 will be entitled to vote at the annual meeting or adjournments or postponements thereof. Each owner of record of our common stock on April 28, 2008 is entitled to one vote for each share of common stock so held.
As of the close of business on April 28, 2008, there were 118,615,205 shares of common stock outstanding entitled to vote at the annual meeting (all such shares being referred to herein as the “shares” and all holders thereof being referred to as our “stockholders”). A majority of the shares must be present, in person or by proxy, to conduct business at the annual meeting.
For information regarding security ownership by management and by the beneficial owners of more than 5% of our common stock, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”
Expenses of Solicitation
The expense of solicitation of proxies will be borne by us. We have not retained a proxy solicitor to solicit proxies; however, we may choose to do so prior to the annual meeting. Proxies may also be solicited by certain of our directors, officers and other employees, without additional compensation, personally or by written communication, telephone or other electronic means. We are required to request brokers and nominees who hold stock in their name to furnish our proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

2

Page

1. Election of Directors	1

Corporate Governance, Board of Directors and Committees	3

Executive Officers	6

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	7

Compensation Committee Report	11

Compensation Discussion and Analysis	12

Executive Compensation	19

Certain Relationships and Related Transactions	32

2. Approval of an Amendment to Our Certificate of Incorporation to Change Our Name to Digital Angel Corporation	37

3. Approval of an Amendment to Our 2003 Flexible Stock Plan to Increase the Number of Authorized Shares of Common Stock Issuable Under the Plan From 5,200,000 to 7,000,000 Shares	38

Description of the 2003 Plan	38

Equity Compensation Plan Information	45

4. Approval of an Amendment to our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 165,000,000 to 190,000,000 Shares	46

5. Ratification of the Appointment of Eisner LLP as Our Independent Registered Public Accounting Firm	47

6. Report of the Audit and Governance Committee	48

7. Stockholder Proposals	50

Other Matters	50

i

(Proposal 1)
ELECTION OF DIRECTORS
Board of Directors
Our board of directors is divided into three classes. A class of directors is elected each year to serve for a three-year term and until the directors’ successors are duly elected and qualified, which has been our practice since 1998. The stockholders elect approximately one-third of the members of the board of directors annually. Directors may be removed only for cause. Any director appointed by our board of directors to fill a vacancy on the board serves the balance of the unexpired term of the class of directors in which the vacancy occurred.
The term of Daniel E. Penni and Dennis G. Rawan will expire at the 2008 annual meeting, and Mr. Penni and Mr. Rawan have been nominated to stand for reelection at the annual meeting to hold office until the 2011 annual meeting of stockholders and until each of their successors has been duly elected and qualified. Proxies may not be voted for a greater number of persons than the nominees identified below.
Cumulative voting does not apply in the election of directors. Unless otherwise indicated, the shares represented by this proxy will be voted for the nominee named below. Should the nominee become unable to serve for any reason, or for good cause will not serve, our board of directors may, unless the board of directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.
As a result of our merger with Digital Angel Corporation, or DAC, we had three new directors join our board in January 2008, Joseph J. Grillo, John R. Block and Michael S. Zarriello. In order to equalize the number of directors in each of the three classes in accordance with our bylaws, our board of directors determined to (i) appoint Michael S. Zarriello to the class of directors with terms expiring in 2009, (ii) appoint Joseph J. Grillo to the class of directors with terms expiring in 2010, and (iii) appoint John R. Block to the class of directors with terms expiring in 2010.
Vote Required
In order to approve this proposal, the affirmative vote of the majority of the votes cast at the annual meeting, in person or by proxy, must be received in favor of this proposal. Unless a contrary choice is specified, proxies solicited by our board of directors will be voted FOR approval of the election of the director nominees.
Recommendation of our Board of Directors
Our board of directors recommends a vote FOR Daniel E. Penni and Dennis G. Rawan to hold office until the 2011 annual meeting of stockholders and until their successor have been duly elected and qualified.
Biographical and other information concerning our directors and the nominees for election at the annual meeting is set forth below.
NOMINEES FOR ELECTION TO TERM EXPIRING 2011
Daniel E. Penni: Mr. Penni, age 60, has served as a director since March 1995, and is chairman of the board and serves as a member of the audit and governance committee and nominating committee of our board of directors. Presently, he is a principal with the Endowment for the 21st Century. From September 1988 until December 2005, Mr. Penni was employed by Arthur J. Gallagher & Co. (NYSE:AJG), an insurance brokerage and risk management services firm, where he served in several positions, including most recently as an Area Executive Vice President. He has worked in various sales and administrative roles in the insurance business since 1969. He also served as treasurer and chairman of the finance committee of the board of trustees of the Massachusetts College of Pharmacy and Health Sciences in Boston through June 2006. Mr. Penni graduated with a bachelor of science degree in 1969 from the School of Management at Boston College. Mr. Penni was a member of the board of directors of VeriChip Corporation from June 2004 until January 2008.

Dennis G. Rawan: Mr. Rawan, age 64, has served as a director since December 10, 2002, and is a member of our audit and governance committee and nominating committee of our board of directors. Mr. Rawan was Chief Financial Officer of Expo International, Inc. (“Expo”) from 1996 until his retirement in 2000. Expo provides information technology products and services to the event industry. For over 20 years prior to joining Expo, Mr. Rawan was a certified public accountant, or CPA, providing audit, review, tax and financial statement preparation services for a variety of clients. From 1970 to 1988, while working as a CPA, Mr. Rawan taught graduate level accounting courses at Babson College. Mr. Rawan earned a bachelor of science degree and a master of business administration degree from Northeastern University.
INCUMBENT DIRECTORS — TERM EXPIRING 2009
Michael S. Zarriello: Mr. Zarriello, age 58, joined our board of directors on December 28, 2007. He is chair of our audit and governance committee and is a member of our compensation committee of our board of directors. Mr. Zarriello is a Senior Managing Director of MTS Health Partners L.P., a merchant bank providing advisory services and private equity investments to companies in the healthcare sector. He served as Senior Vice President and Chief Financial Officer for Rural/Metro Corporation, a medical transportation company, in Scottsdale, Arizona, from July 2003 to December 2006. From 1998 to 2003, Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation and President of Jesup & Lamont Merchant Partners LLC, both of which are investment banking firms. From 1989 to 1997, Mr. Zarriello was a Managing Director-Principal of Bear Stearns & Co., Inc., an investment bank, and from 1989 to 1991, he served as Chief Financial Officer of the Principal Activities Group that invested Bear Stearns’ capital in middle market companies. Mr. Zarriello previously served as a member of our board of directors from May 2003 until July 2006.
Constance K. Weaver: Ms. Weaver, age 55, has served as a director since July 1998, and is chair of the compensation committee of our board of directors. Since February 2008, Ms. Weaver has served as the Senior Vice President, Marketing and Communications, for The Hartford Financial. She served as the Executive Vice President and Chief Marketing Officer for BearingPoint, Inc., a management and technology consulting firm, from July 2005 to February 2008. From October 2002 to February 2005, Ms. Weaver served as Executive Vice President of Public Relations, Marketing Communications and Brand Management for AT&T Corporation, or AT&T, a major telecommunications provider. From 1996 to October 2002, Ms. Weaver served as Vice President of Investor Relations and Financial Communications for AT&T. From 1995 through 1996, she served as Senior Director of Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she served as Vice President of Investor Relations, and from 1991 to 1993 she was Director of Investor Relations, for MCI Communications, Inc. She earned a bachelor of science degree from the University of Maryland in 1975 and has completed post-graduate financial management, marketing and strategic planning courses at The Wharton School of the University of Pennsylvania, Stanford University, Columbia University and Imede (Switzerland). Ms. Weaver was a member of the board of directors of VeriChip Corporation from February 2005 until January 2008.
INCUMBENT DIRECTORS — TERM EXPIRING 2010
Joseph J. Grillo: Mr. Grillo, age 50, an RFID industry veteran, was selected to be our Chief Executive Officer, President and director effective January 2, 2008. From December 2003 until joining Applied Digital, Mr. Grillo served as the President and Chief Executive Officer of the Global Technologies Division of Assa Abloy, AB, a publicly held global manufacturer in the security and lock industry (“Assa Abloy”). From January of 2002 until December of 2003, Mr. Grillo served as the President and Chief Executive Officer of the Identification Technology Group Division of Assa Abloy, where he formed and was responsible for the sales growth of the Identification Technology business unit. He earned a Bachelor of Science in Finance from the University of Connecticut, School of Business.

John R. (Jack) Block: Mr. Block, age 73, joined our board of directors on December 28, 2007. He serves as the chair of the nominating committee and a member of the compensation committee of our board of directors. Mr. Block has served as Senior Policy Advisor for Olsson, Frank, Weeda, P.C., a law firm, since January 2006. From January 2003 through December 2005, Mr. Block served as the Executive Vice President of the Food Marketing Institute, a trade association in Washington, D.C. From 1986 until December 2002, Mr. Block was President and Chief Executive Officer of Food Distributors International and the International Foodservice Distributors Association (NAWGA/IFDA). Mr. Block was appointed to President Reagan’s Cabinet in 1981 and served for five years as the Secretary of the U.S. Department of Agriculture. As a member of the Reagan Cabinet and a key member of the Economic Policy Council, he dealt with a wide range of complex domestic farm program and tax issues. Under his leadership, the Department of Agriculture’s Food for Peace Program was a primary resource in feeding the starving African continent. During his tenure as Secretary of Agriculture, Mr. Block visited more than 30 foreign countries, meeting with heads of state and agriculture ministers from all over the globe and negotiating sensitive agreements critical to U.S. farm interests. From 1977 to 1981, he served as director of Agriculture for the State of Illinois. Mr. Block currently has a syndicated weekly radio commentary broadcast carried by more than 600 stations in 30 states. Mr. Block has served on a number of corporate boards, including NYSE-listed Hormel Foods Corporation, John Deere (Deere & Company), Archer Daniels Midland Company, Blast Energy Services Inc., and MetaMorphix, Inc. He is on the board of directors of the U.S. Friends of the World Food Programme, a joint initiative of the United Nations and the Food and Agricultural Organization, Chairman of the Agribusiness Alliance of the Citizens Network for Foreign Affairs in Washington, and on the Advisory Board of the Illinois Global Partnership.
CORPORATE GOVERNANCE, BOARD OF DIRECTORS AND COMMITTEES
Director Independence
Our board of directors has determined that five of our six current directors—Messrs. Block, Penni, Rawan and Zarriello and Ms. Weaver—are independent under the applicable standards of the Nasdaq Capital Market. For transactions, relationships or arrangements that were considered by our board of directors in determining whether each director was independent, please see the section “Certain Relationships and Related Transactions — Director and Officer Roles and Relationships with Our Subsidiaries.”
Board Meetings and Committees
Our board of directors held thirteen meetings during 2007 and acted by unanimous written consent in lieu of a meeting twelve times, as permitted by the applicable state law. During 2007, all directors attended 75% or more of the meetings of the board of directors and committees to which they were assigned. In order to control expenses, and in light of the fact that very few stockholders attend the annual meeting of stockholders in person, we do not require directors to attend. Our directors are invited, and frequently one or more of our directors is in attendance at the meeting. At the 2007 annual meeting of stockholders, one director was present.
As a result of our merger with DAC, we revised our board committee structure and consolidated our audit committee and our compliance and governance committee to form one committee. We now have standing audit and governance, compensation, and nominating committees of our board of directors, each of which is more fully discussed below.
Audit and Governance Committee
Our audit and governance committee is comprised of three members of the board of directors. Currently, the committee members are Michael Zarriello, Dennis G. Rawan, and Daniel E. Penni. Our board of directors has determined that we have two audit committee financial experts. Mr. Zarriello, who serves as the chairman of the committee, and Mr. Rawan, who serves as a member of the committee, have been designated as the audit committee financial experts as defined in the applicable SEC rules. The committee (i) recommends for approval by our board of directors an independent registered public accounting firm to audit our consolidated financial statements for the fiscal year in which they are appointed, and (ii) monitors the effectiveness of the audit effort, the internal and financial accounting organization and controls and financial reporting. The duties of the committee are also to oversee and evaluate the independent registered public accounting firm, to meet with the independent registered public accounting firm to review the scope and results of the audit, to approve non-audit services provided to us by our independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters. The committee complies with the provisions of the Sarbanes-Oxley Act of 2002. All of the committee members are independent as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules, as applicable, and as may be modified or supplemented and as defined by the Sarbanes-Oxley Act of 2002. The committee held six meetings during 2007. The audit and governance committee is currently governed by our audit committee charter and our compliance and governance committee charter. We are in the process of combining these two charters. A copy of those charters are available on our website at www.digitalangel.com.

Compensation Committee
Our compensation committee consists of Constance K. Weaver, Michael Zarriello and John R. Block. Ms. Weaver is chairman of the committee. The committee administers the 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, the 2003 Flexible Stock Plan, the 1999 Employees Stock Purchase Plan and the Amended and Restated Digital Angel Corporation Transition Stock Option Plan, including the review and grant of stock options to officers and other employees under such plans, and recommends the adoption of new plans, including the plans of our subsidiary, Thermo Life Energy Corp., or Thermo Life. We own 100% of the outstanding stock of Thermo Life and DAC. The committee also reviews and approves various other compensation policies and matters and reviews and approves salaries, bonuses, the IRP and other matters relating to our senior officers. The committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee’s contributions to our current and future success, as well as their salary level, in comparison to the market value of personnel with similar skills and responsibilities. The committee also looks at accomplishments, which are above and beyond management’s normal expectations for their positions. The committee held one meeting during 2007 and acted by unanimous written consent twelve times during 2007. A copy of the compensation committee charter is available on our website at www.digitalangel.com.
Our compensation committee assists our board of directors in the discharge of its responsibilities relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:
•	reviewing and recommending to our board approval of the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers;

•	evaluating the performance of our executive officers; and

•	administering our employee benefit plans and making recommendations to our board of directors regarding these matters.
Our compensation committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may from time to time deem appropriate and may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the compensation committee to attend any meetings and to provide such pertinent information as the compensation committee may request. We expect that the compensation committee will continue to solicit input from our chief executive officer with respect to compensation decisions affecting other members of our senior management. Our compensation committee has not engaged compensation consultants to determine or recommend the amount or form of executive and director compensation. Our compensation committee has read consultant reports prepared for similar companies and has spoken with experts regarding compensation.
Nominating Committee
Our nominating committee considers and nominates candidates for election to our board of directors. The committee consists of John R. Block, who serves as its chairman, Daniel E. Penni, and Dennis G. Rawan, all of whom are independent members of our board of directors. The committee met one time during 2007. A copy of the nominating committee charter is available on our website at www.digitalangel.com.

Qualifications of Candidates for Election to the Board
Our board of directors takes a critical role in guiding our strategic direction, and it oversees the management of us. When candidates for our board of directors are considered, they are evaluated based upon various criteria. Director candidates for our board of directors are considered for vacant seats if they (i) are independent, in accordance with applicable law and stock exchange listing standards, (ii) demonstrate high ethical standards, professionalism, and integrity in their personal and professional dealings, (iii) are willing to commit themselves to their duties as members of our board of directors and its various committees and to their responsibilities to us, (iv) possess the appropriate knowledge and understanding of fundamental financial statements, (v) have substantial relevant business, technological or government experience, (vi) provide a diverse set of skills, backgrounds and experiences in order to provide varying perspectives, (vii) have no identified conflicts of interest with us, (viii) have not been convicted in a criminal proceeding other than traffic violations during the five years before the date of selection, and (ix) are willing to comply with our code of ethics. We retain the right to modify these minimum qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.
Process for Identifying and Evaluating Candidates for Election to the Board
The role of the nominating committee of our board of directors is to review the qualifications and backgrounds of any candidates for our board of directors, its current members, as well as the overall composition of the board. Prior to the formation of the nominating committee, our entire board evaluated candidates based upon the qualifications outlined above. In the case of any director candidates, the questions of independence and financial expertise are important to determine what roles the candidate can perform, and the nominating committee will consider whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed, and the nominating committee will approve the final nominations. Our chairman of the board, acting on behalf of the nominating committee, will extend the formal invitation to the selected candidate.
Stockholder Nominations
Stockholders may nominate director candidates for consideration by the nominating committee by writing to our Secretary, who will forward the nomination to the chairman of the nominating committee. The submission must provide the candidate’s name, biographical data and qualifications, including five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the nominating committee to evaluate the minimum qualifications stated above under the section of this proxy statement entitled “Qualifications of Candidates for Election to the Board.” The submission must be accompanied by a written consent of the individual to stand for election if nominated by the nominating committee and to serve if elected by the stockholders. If a stockholder nominee is eligible, and if the nomination is proper, the nominating committee then will deliberate and make a decision as to whether the candidate will be appointed and subsequently submitted to our stockholders for a vote. The nominating committee will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, on the basis of whether the candidate was recommended by a stockholder.
Executive Sessions of the Board
Our board of directors has adopted a formal policy of meeting in executive session, with only independent directors being present, on a regular basis and at least two times each year. The board of directors met in executive session two times during 2007.
Stockholder Communications
Our board of directors believes that it is important for us to have a process whereby our stockholders may send communications to our board. Accordingly, stockholders who wish to communicate with our board of directors or a particular director may do so by sending a letter to Kay E. Langsford, Vice President of Administration and Secretary, at 1690 Congress Avenue, Suite 201, Delray Beach, Florida 33445. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of our board of directors or only certain specified individual directors. Ms. Langsford copies all such letters and circulates them to the appropriate director or directors.

Code of Conduct and Corporate Ethics General Policy Statement
Our board of directors has approved, and we have adopted, a Code of Conduct and Corporate Ethics General Policy Statement, or the Code of Conduct, which applies to all of our directors, officers and employees. Our board of directors has also approved, and we have adopted, a Code of Ethics for Senior Financial Officers, or the Code for SFO, which applies to our chief executive officer and chief financial officer. The Code of Conduct and the Code for SFO are available, without charge, upon written request to Applied Digital Solutions, Inc., Attention: Secretary, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. The audit and governance committee of our board of directors is responsible for overseeing the Code of Conduct and the Code for SFO. Our audit and governance committee must approve any waivers of the Code of Conduct, and our board of directors must approve any waivers of the Code for SFO.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and to furnish copies of all such reports to us. We believe, based on our stock transfer records and written representations from certain reporting persons, that all reports required under Section 16(a) were timely filed during 2007, with the exception of one Form 4 filed by Lorraine Breece with the SEC on April 24, 2007 for two transactions reporting the extension of certain stock option grants and one Form 5 filed by Scott Silverman with the SEC on July 6, 2007 for one transaction reporting the acquisition of our common stock.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2007, Mr. Penni and Ms. Weaver served as members of the compensation committee. None of the members of the compensation committee served as an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2007. There were no material transactions between us and any of the members of the compensation committee during the fiscal year ended December 31, 2007. No member of the compensation committee simultaneously served both as a member of the compensation committee and as an officer or employee of ours during 2007. None of our executive officers serves as a member of the board of directors or the compensation committee, or committee performing an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.
EXECUTIVE OFFICERS
As of the date of this proxy statement, each of the persons below served as one of our executive officers:

Name	Age	Position
Joseph J. Grillo	50	Chief Executive Officer and President
Lorraine M. Breece	55	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Parke H. Hess	50	Chief Operating Officer
The following is a summary of the background and business experience of our executive officers other than Joseph J. Grillo (whose background and business experience is described under Proposal 1 above of this proxy statement in connection with his status as a director):
Lorraine M. Breece: Ms. Breece was appointed as our chief financial officer in March 2008. From March 2007 until March 2008, she was our acting chief financial officer. She has served as our senior vice president since April 2006 and served as assistant secretary from November 2006 until January 2008, and as treasurer from March 2007 until January 2008. She was appointed vice president in March 2004. In March 2001, she was named director of accounting and SEC reporting. She joined in April 2000 as our controller and chief accounting officer, and she continues to serve as our chief accounting officer. Prior to joining the Company, from 1991 to 1999, Ms. Breece served as director of finance and chief accounting officer of Nabi BioPharmaceuticals (NASDAQ:NABI). From 1984 to 1990, she served as corporate controller for Levitt Corporation (NYSE:LEV). Ms. Breece has over 20 years employment/consulting experience with public and private companies, including Trammell Crow Company (NYSE:TCC) and Office Depot (NYSE:OD). Ms. Breece began her career as an auditor with Coopers & Lybrand. She earned a bachelor of administration in accounting from Florida Atlantic University and was licensed as a CPA.

Parke H. Hess: Mr. Hess was appointed as our chief operating officer on March 22, 2008. Mr. Hess has been a consultant working with us since January of 2008 and has worked with investment banks and businesses involving investment opportunities and transaction negotiations, primarily within the Radio Frequency Identification technology segment. From 1998 to 2001, Mr. Hess served as the chief financial officer of HID Corporation.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS
The following table sets forth information regarding beneficial ownership of our common stock by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each of our directors and, (iii) the “Named Executive Officers” (as defined below under “Executive Compensation”), and (iv) all the directors and executive officers as a group. The calculation of the percentage of outstanding shares is based on 118,615,205 shares of our common stock outstanding on April 14, 2008, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each stockholder named has sole voting and investment power with respect to such stockholder’s shares.

	Aggregate
	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Shares

Five Percent Stockholders:
Valens Capital Management, LLC(2) c/o Valens Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, NY 10017	6,225,781	5.3%

Executive Officers and Directors:
Joseph J. Grillo(3)	397,508	*

Lorraine M. Breece(3)	277,549	*

Parke H. Hess(3)	275,262	*

John R. Block(3)	875,000	*

Daniel E. Penni(3)	421,563	*

Dennis G. Rawan(3)	225,000	*

Constance K. Weaver(3)	500,421	*

Michael S. Zarriello(3)	1,199,051	1.0%

Michael E. Krawitz(3)	4,502,793	3.8%

Evan C. McKeown(3)	355,000	*

All current directors and executive officers as a group (8 persons)	4,171,354	3.4%

*	Represents less than 1% of the issued and outstanding shares of common stock of the Company.

(1)	This table includes presently exercisable stock options and options that are exercisable within sixty days of April 14, 2008, in accordance with Rule 13d-3(d) under the Exchange Act. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Joseph J. Grillo — 0; Lorraine M. Breece — 276,025; Parke H. Hess — 0; John R. Block — 875,000; Daniel E. Penni — 320,300; Dennis G. Rawan — 155,000; Constance K. Weaver — 401,430; Michael S. Zarriello — 1,140,000; Michael E. Krawitz — 983,663; Evan C. McKeown — 355,000; and all current directors and officers as a group — 3,167,755.

(2)	Valens Capital Management, LLC has shared voting power and dispositive power with Laurus Capital Management, LLC, a Delaware limited liability company, Valens U.S. SPV I, LLC, a Delaware limited liability company (“Valens US”), Valens Offshore SPV I, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Valens SPV I”), Laurus Master Fund, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Laurus”), Kallina Corporation, a Delaware corporation (“Kallina”), and PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey (“PSource”), Eugene Grin and David Grin. As of December, 2007, Laurus, Kallina, Valens US, and PSource held (i) a warrant to acquire 1,719,745 shares, at an exercise price of $0.70 per share, subject to certain adjustments, (ii) a warrant to acquire 1,063,167 shares at an exercise price of $1.00 per share, subject to certain adjustments, (iii) a warrant to acquire 1,269,431 shares at an exercise price of $0.70 per share, subject to certain adjustments, (iv) a warrant to acquire 643,600 shares at an exercise price of $1.00 per share, subject to certain adjustments, (v) a warrant to acquire 1,354,839 shares at an exercise price of $0.70 per share, subject to certain adjustments and (vi) a warrant to purchase 175,000 shares at the following exercise prices: $1.91 per share for the first 105,000 shares, $2.08 per share for the next 49,000 Shares and $2.41 per share for the remainder of the shares, subject to certain adjustments. The information included in the table is based solely on the Schedule 13G/A filed with the SEC on February 14, 2008.

(3)	All of these individuals share the same business address: 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445.
The following table sets forth information regarding beneficial ownership of IFTH Acquisition Corp. f/k/a InfoTech USA, Inc, or InfoTech, by (i) each of our directors and nominees, (ii) the “Named Executive Officers” (as defined below “Executive Compensation”), and (iii) all the directors and executive officers as a group. The calculation of the percentage of outstanding shares is based on 5,146,398 shares of InfoTech’s common stock outstanding on February 9, 2008, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each stockholder named has sole voting and investment power with respect to such stockholder’s shares.

Aggregate
Number of
	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Shares

Joseph J. Grillo	—	*

Lorraine M. Breece	—	*

Parke H. Hess	—	*

John R. Block	—	*

Daniel E. Penni	—	*

Dennis G. Rawan	—	*

Aggregate
Number of
	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Shares

Constance K. Weaver	—	*

Michael S. Zarriello	—	*

Michael E. Krawitz	450,000	8.0%

Evan C. McKeown	—	*

All current directors and executive officers as a group (8 persons)	—	*

*	Represents less than 1% of the issued and outstanding shares of InfoTech’s common stock.

(1)	This table includes presently exercisable stock options and options that are exercisable within sixty days of April 14, 2007, in accordance with Rule 13d-3(d) under the Exchange Act. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Joseph J. Grillo — 0; Lorraine M. Breece — 0; Parke H. Hess — 0; John R. Block — 0; Daniel E. Penni — 0; Dennis G. Rawan — 0; Constance K. Weaver — 0; Michael S. Zarriello — 0; Michael E. Krawitz — 450,000; Evan C. McKeown — 0; and all current directors and officers as a group — 0.
The following table sets forth information regarding beneficial ownership of VeriChip by (i) each of our directors, (ii) the “Named Executive Officers” (as defined below under “Executive Compensation”), and (iii) all the directors and executive officers as a group. The calculation of the percentage of outstanding shares is based on 11,006,877 shares of VeriChip’s common stock outstanding on April 14, 2008, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each stockholder named has sole voting and investment power with respect to such stockholder’s shares.

	Aggregate
	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Shares

Joseph J. Grillo	—	*

Lorraine M. Breece	22,222	*

Parke H. Hess	—	*

John R. Block	5,556	*

Daniel E. Penni	75,000	*

Dennis G. Rawan	11,111	*

Constance K. Weaver	86,111	*

Michael S. Zarriello	11,111	*

Michael E. Krawitz	289,445	2.6%

Evan C. McKeown	—	*

All current directors and executive officers as a group (8 persons)	211,111	1.9%

*	Represents less than 1% of the issued and outstanding shares of VeriChip’s common stock.

(1)	This table includes presently exercisable stock options and options that are exercisable within sixty days of April 14, 2008, in accordance with Rule 13d-3(d) under the Exchange Act. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Joseph J. Grillo — 0; Lorraine M. Breece — 22,222; Parke H. Hess — 0; John R. Block — 5,556; Daniel E. Penni — 75,000; Dennis G. Rawan — 11,111; Constance K.
Weaver — 86,111; Michael S. Zarriello- 11,111; Michael E. Krawitz — 153,334; Evan C. McKeown — 0; and all current directors and officers as a group — 211,111.

The following table sets forth information regarding beneficial ownership of our subsidiary, Thermo Life by (i) each of our directors, (ii) the “Named Executive Officers” (as defined below under “Executive Compensation”), and (iii) all the directors and executive officers as a group. The calculation of the percentage of outstanding shares is based on 20,000,000 shares of Thermo Life’s common stock outstanding on April 14, 2008, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each stockholder named has sole voting and investment power with respect to such stockholder’s shares.

	Aggregate
	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Shares

Joseph J. Grillo	—	*

Lorraine M. Breece	70,000	*

Parke H. Hess	—	*

John R. Block	—	*

Daniel E. Penni	200,000	*

Dennis G. Rawan	200,000	*

Constance K. Weaver	200,000	*

Michael S. Zarriello	—	*

Michael E. Krawitz	750,000	3.6%

Evan C. McKeown	200,000	*

All current directors and executive officers as a group (8 persons)	670,000	3.1%

*	Represents less than 1% of the issued and outstanding shares of Thermo Life’s common stock.

(1)	This table includes presently exercisable stock options and options that are exercisable within sixty days of April 14, 2008, in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Joseph J. Grillo - 0; Lorraine M. Breece — 70,000; Parke H. Hess — 0; John R. Block — 0; Daniel E. Penni - 200,000; Dennis G. Rawan — 200,000; Constance K. Weaver — 200,000; Michael S. Zarriello- 0; Michael E. Krawitz — 750,000; Evan C. McKeown — 200,000; and all current directors and officers as a group — 670,000.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth below. Based on its review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Constance K. Weaver (Chair)
Michael S. Zarriello
John R. Block
The compensation committee report above shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

COMPENSATION DISCUSSION AND ANALYSIS
General
Our executive compensation programs are designed to enable us to attract, retain and motivate our executives and those of our subsidiaries. Our general compensation philosophy is that total cash compensation should vary with our performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of stockholders. Total 2007 cash compensation for our executive officers includes a base salary and a non-equity incentive compensation based on the achievement of certain financial and non-financial goals and the profitability of our individual subsidiaries. Long-term incentive compensation is realized through the granting of stock options.
In setting the base salary and individual non-equity incentive compensation packages for executives, the compensation committee reviews information relating to executive compensation of U.S. based companies that are of approximately the same size and in the same or similar industry as we are. While there is no specific formula that is used to set compensation in relation to this market data, executive officer base salary and individual non-equity incentive compensation packages are generally set around the median salaries for comparable jobs in the market place. However, when specific financial and non-financial goals are met, upon the approval of the compensation committee, additional compensation in the form of either cash compensation or long-term incentive compensation may be paid to our executive officers. Therefore, such additional compensation may not be comparable to compensation paid by companies of comparable size in the same or similar industry.
The foregoing information is intended to provide context for the discussion that follows regarding our existing compensation arrangements with those persons who served as our executive officers for all or part of 2007.
Principal Components of Compensation of Our Executive Officers
The principal components of the compensation we have historically paid to our executive officers have consisted of:
•	base salary;

•	cash incentive compensation under the terms of individual incentive and recognition policies established for our executive officers; and

•	equity compensation, generally in the form of grants of stock options.
Our chief executive officer has historically played a significant role in the determination of the amounts of base salary and other forms of cash and equity-based compensation to be paid other members of senior management. We expect that the compensation committee of our board of directors will continue to solicit input from our chief executive officer with respect to compensation decisions affecting other members of senior management.
Allocation of Compensation among Principal Components
The compensation committee of our board of directors has established policies with respect to the mix of base salary, bonus, cash incentive compensation and equity awards to be paid or awarded to our executive officers. In general, the compensation committee believes that a greater percentage of the compensation of the most senior members of our management should be performance-based. The compensation committee endeavors to implement policies designed to attract, retain and motivate individuals with the skills and experience necessary for us to achieve our business objectives. These policies also serve to link pay with measurable performance, which, in turn, helps to align the interests of our executive officers with our stockholders.

Base Salary
Chief Executive Officer and President
On January 3, 2008, our board selected and approved Joseph J. Grillo as our chief executive officer, president and director. In connection with Mr. Grillo’s appointment, we entered into an employment agreement with Mr. Grillo, or the Grillo Employment Agreement, effective as of January 1, 2008, which provides that Mr. Grillo will receive a base salary of $375,000. To exhibit his confidence in our future, as of March 13, 2008, Mr. Grillo agreed to accept the balance of his 2008 salary, after customary withholdings, but at a program-related premium, in unrestricted shares of our common stock, as discussed under “Compensation Discussion and Analysis — Equity Swap Program.”
Former Chief Executive Officer and President
We appointed Michael E. Krawitz as our chief executive officer and president on December 2, 2006. Mr. Krawitz joined us in 1999 and previously served as our executive vice president, general counsel and secretary. On December 6, 2006, in connection with Mr. Krawitz’s appointment as chief executive officer and president, we and Mr. Krawitz entered into the Applied Digital Solutions, Inc. Employment and Non-Compete Agreement, or the ADS/Krawitz Employment Agreement. The ADS/Krawitz Employment Agreement commenced on December 6, 2006. It provided for an annual base salary of $350,000 and discretionary increases, a discretionary bonus and fringe benefits. Mr. Krawitz’s base salary before becoming chief executive officer was $199,800. In connection with the consummation of the merger of Digital Angel Acquisition Corp. and DAC, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of August 8, 2007, as amended, among us, DAC and Digital Angel Acquisition Corp., Mr. Krawitz ceased being our chief executive officer and president effective December 31, 2007.
Chief Operating Officer
On March 22, 2008, our board approved Parke H. Hess, Jr. to be our chief operating officer. From January 2008 to the time of his appointment, Mr. Hess served us in the capacity of a consultant. In connection with his appointment, we and Mr. Hess entered into an employment agreement, effective as of March 24, 2008, or the Hess Employment Agreement, which provides that Mr. Hess will receive a base salary of $200,000, payable in a lump sum, less customary withholdings, and a signing bonus in the amount of $50,000. On March 24, 2008, Mr. Hess’ salary and signing bonus were paid entirely in the form of unrestricted shares of our common stock, for which Mr. Hess received a program-related premium, as discussed under “Compensation Discussion and Analysis — Equity Swap Program.”
Senior Vice President, Chief Financial Officer, and Chief Accounting Officer
On March 1, 2007, our board of directors appointed Lorraine M. Breece as our senior vice president, acting chief financial officer, chief accounting officer, treasurer and assistant secretary to replace Evan C. McKeown. On March 11, 2008, our board of directors appointed Ms. Breece as our senior vice president, chief financial officer and chief accounting officer. Ms. Breece’s base salary for 2007 was initially $150,000. On December 6, 2007, our compensation committee approved an increase of her base salary to $210,000. Ms. Breece’s bonus received in 2007 was $58,600, $33,600 of which was due to her appointment as acting chief financial officer and a discretionary bonus of $25,000. We do not have an employment agreement with Ms. Breece.
Pursuant to a reimbursement arrangement between us and DAC, DAC reimbursed us for one-half of Ms. Breece’s compensation, which ceased effective January 1, 2008.
Former Chief Financial Officer, Senior Vice President and Treasurer
Evan McKeown joined us in 2001 and became our chief financial officer in 2002. In 2006, his annual base salary was $183,600. Effective March 1, 2007, Mr. McKeown no longer served as our chief financial officer, and, effective March 9, 2007, we terminated Mr. McKeown’s employment. We did not have an employment agreement with Mr. McKeown.

Performance-Based Non-Equity Incentive Compensation
Effective beginning with the year ended December 31, 2004, our board of directors authorized and adopted an Incentive and Recognition Policy, or IRP. The IRP is designed to strongly motivate senior management to achieve goals that, in the judgment of the compensation committee, are important to our long-term success.
The IRP for fiscal year 2007 provided our senior management with the opportunity to receive incentive compensation in connection with the attainment of financial and other corporate performance objectives, as well as individual performance objectives, set forth in the plans. Our compensation committee sets those performance objectives, with the participation and input of our chief executive officer and other members of senior management. The IRP reflects common corporate performance objectives intended to encourage senior management unity. In setting the performance objectives, our compensation committee includes performance objectives that are viewed as reasonably achievable and others that are viewed as more of a challenge to achieve. The intent is to provide a balance between the two to ensure that our executive officers maintain their level of motivation throughout the year.
On April 2, 2007, the compensation committee of our board of directors approved the goals and compensation awards for 2007, under the IRP, for Mr. Krawitz and Ms. Breece, who in 2007 were eligible to receive up to $1,175,000 and $475,000, respectively. The eleven factors that were considered in 2007 in determining senior executive incentive compensation were (in no order of importance and in no order of likelihood of success):
1.	Engaging in a strategic transaction to better our long-term profitability and value

2.	Earnings per share for the year and EBITDA for the year (i.e., earnings per share before interest, taxes, depreciation and amortization)

3.	Improved valuation in InfoTech during 2007

4.	Realization of profit from the pending USPS matter

5.	Continued 404 clean opinion

6.	Increased analyst coverage

7.	Audit committee assessment

8.	Excellent communication with stockholders through timely, accurate and quality reporting

9.	Debt reduction

10.	Thermo Life progress

11.	Improved value in, or valuable sale of, our investments in our subsidiaries
Mr. Krawitz’s and Ms. Breece’s incentive compensation for 2007 of $425,000 and $225,000, respectively, was determined and paid in accordance with the terms of the IRP.
For additional information regarding specific performance objectives for 2007 under the IRP, see “Executive Compensation — Our 2007 Incentive and Recognition Policies” below.
Under the Grillo Employment Agreement, Mr. Grillo is eligible to receive annual non-equity incentive compensation, subject to the approval of our board of directors, ranging from 0% to 200% of his base salary. Mr. Grillo’s non-equity incentive compensation for fiscal year 2008 will be determined based on the following performance metrics (weighted as indicated): total company revenues in 2008 (15%), total operating income in 2008 (25%), total company cash generation in 2008 (20%), and 2008 individual performance goals with respect to leadership, strategic planning, and tactical measures (40%).

Under the Hess Employment Agreement, Mr. Hess is eligible to receive annual non-equity incentive compensation, subject to the approval of our board of directors, ranging from 0% to 120% of his base salary. Mr. Hess’ non-equity incentive compensation for fiscal year 2008 will be determined based on performance metrics and goals as determined by us. Mr. Hess is considered to have a “Target Bonus” of 60% of base salary for the purposes of calculating total cash compensation. Under the Hess Employment Agreement, during 2008 we guaranteed the “Target Bonus” of 60% of base salary, which will be adjusted proportionally for the amount of time Mr. Hess is employed with us during the year.
On March 11, 2008, our compensation committee established the annual targets for the 2008 fiscal year for the Digital Angel Corporation Annual Incentive Plan (the “Annual Incentive Plan”). The targets are based on the following metrics: revenue, operating income, cash generation, and achievement of objective personal goals for each participant. Our compensation committee determines the participants entitled to participate in the Annual Incentive Plan. The category of eligible participants remains the same as previous years, except Mr. Grillo is not eligible to participate. Mr. Grillo’s incentive compensation is determined instead by reference to the Grillo Employment Agreement. Each participant’s bonus amount is calculated based on an analysis of performance in relation to established targets and individual performance objectives, and is subject to the discretion of our chief executive officer. Determination of awards and actual performance under the Annual Incentive Plan is the responsibility of our compensation committee, which reserves the right, in its sole discretion, to increase or decrease awards to participants.
Under the Annual Incentive Plan, Ms. Breece is eligible to receive non-equity compensation for 2008, subject to the approval of our board of directors, ranging from 0% to 200% of her base salary, with her target bonus being 60% of her base salary.
Our compensation committee has not considered whether it would adjust or attempt to recover incentive compensation paid to any or all of our executive officers if the relevant performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we were required to restate our financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our chief executive officer and chief financial officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he, she or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.
Non-Performance-Based Bonus Compensation
Subject to limited exceptions, we have not historically paid any automatic or guaranteed bonuses to our executive officers. One exception was the bonus paid to Ms. Breece in connection with her appointment as our acting chief financial officer. Another recent exception was the signing bonus paid and annual bonus to be paid to Mr. Hess under the Hess Employment Agreement, as discussed under “Compensation Discussion and Analysis — Base Salary.” Bonuses awarded are usually in the form of compensation for the achievement of certain performance objectives, as discussed under “Compensation Discussion and Analysis — Performance-Based Bonus Compensation.”
Equity Compensation
Our board of directors’ historical practice has been to grant equity-based awards to attract, retain, motivate and reward our executive officers, and to encourage their ownership of an equity interest in us. Through April 14, 2008, such grants have consisted, with several exceptions, of stock options — specifically non-qualified stock options, that is, options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. One exception is the grant of 100,000 shares of our common stock, under an applicable stock incentive plan previously approved by our stockholders, to Mr. Krawitz in connection with his appointment as our chief executive officer and president under the ADS/Krawitz Employment Agreement. Fifty thousand of the shares vested immediately and 50,000 of the shares were subject to forfeiture in the event Mr. Krawitz resigned or was terminated for cause on or before December 31, 2008, but in connection with Mr. Krawitz’s termination due to the merger with DAC, the restricted shares vested in December 2007.

In 2007, no stock options exercisable into shares of our common stock were granted to Messrs. Krawitz, McKeown or Ms. Breece, except for merger consideration received in connection with the merger with DAC in which options to purchase shares of DAC common stock outstanding at the time of the merger were converted into options to purchase shares of our common stock. On January 3, 2008, pursuant to the terms of the Grillo Employment Agreement, Mr. Grillo received stock options exercisable into 550,000 shares of our common stock, vesting ratably over five years. In addition, on January 30, 2008, Mr. Grillo received stock options exercisable into 218,965 shares of our common stock, vesting ratably over five years. On March 24, 2008, pursuant to the terms of the Hess Employment Agreement, Mr. Hess received stock options exercisable into 300,000 shares of our common stock, vesting ratably over the next five years.
All grants of options to our executive officers, as well as to our directors, have been granted with exercise prices equal to or exceeding the fair value of the underlying shares of common stock on the grant date, as determined by our board of directors. All equity-based awards have been reflected in our consolidated financial statements, based upon the applicable accounting guidance. Previously, we accounted for equity compensation paid to our executive officers and directors using the intrinsic value method under APB No. 25 and FIN 44. Under the intrinsic value method, no stock-based compensation was recognized in our consolidated statements of operations for options granted to our directors, employees, consultants and others when the exercise price of such stock options equaled or exceeded the fair value of the underlying stock on the dates of grant. Changes in the exercise prices of previously issued stock options and other modifications were treated under variable accounting in accordance with APB No. 25 and FIN 44. Effective January 1, 2006, we adopted FAS 123R using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption of FAS 123R. FAS 123R requires us to estimate and record an expense over the service period of the stock-based award. In 2006, our compensation committee, conscious of the less favorable accounting treatment for stock options resulting from adoption of FAS 123R, took a more deliberate approach to the granting of awards of stock options.
We structure cash incentive compensation so that it is taxable to our executive officers at the time it becomes available to them. We currently intend that all cash compensation we pay will be tax deductible. However, with respect to equity-based awards, while any gain recognized by our executive officers and other employees from non-qualified stock options should be deductible, to the extent that in the future we grant incentive stock options, any gain recognized by the optionee related to such options will not be deductible by us if there is no disqualifying disposition by the optionee. In addition, our grant of shares of restricted stock or restricted stock units that are not subject to performance vesting provisions may not be fully deductible by us at the time the grant is otherwise taxable to the grantee.
We do not have any program, plan or practice that requires us to grant equity-based awards on specified dates, and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. It is possible that we will establish programs or policies regarding the timing of equity-based awards in the future. Authority to make equity-based awards to executive officers rests with our compensation committee, which considers the recommendations of our chief executive officer and other executive officers. As a Nasdaq-listed company, we are subject to NASDAQ listing standards that, in general, require stockholder approval of equity-based plans.
Equity Swap Program
On March 11, 2008, our compensation committee approved an Equity Swap Program for 2008 (the “Equity Swap Program”), which allows employees earning an annual base salary of over $100,000 to elect to receive their 2007 bonus or 2008 salary, or both, in shares of our common stock, less customary withholdings, payable in a lump sum at the current market value of the stock. An election to exchange 10%, 20% or 30% of base salary for shares of our common stock allows the employee to receive a 20%, 25% or 30% premium, respectively, on the amount exchanged. Employees who sell the stock within the first thirty days after issuance receive 100% price protection. Employees who elect to participate in the Equity Swap Program must sign a repayment agreement that contemplates any form of termination or resignation during 2008.

If participating employees commit to holding stock received under the Equity Swap Program for a period of between six to twelve months, they will receive an additional premium of 1% for every month the stock is held (compounded on the gross amount to be issued under the Equity Swap Program).
For example, as a result of agreeing to accept the entire balance of his 2008 salary in our common stock, Mr. Grillo received a 30% premium on the balance of his 2008 salary (remaining as of March 14, 2008) under the Equity Swap Program, for an aggregate of 397,508 shares of our common stock. In addition, since Mr. Grillo agreed not to sell this stock for twelve months from the date on which he received the shares, he received an additional premium of 12%, compounded on the gross amount issued to him under the Equity Swap Program.
Likewise, as a result of agreeing to accept his 2008 salary and signing bonus in our common stock, Mr. Hess received a 30% premium on his 2008 salary and signing bonus under the Equity Swap Program, for an aggregate of 275,262 shares of our common stock. In addition, since Mr. Hess agreed not to sell this stock for twelve months from the date on which he received the shares, he received an additional premium of 12%, compounded on the gross amount issued to him under the Equity Swap Program.
Severance and Change-in-Control Payments
Our board of directors believes that companies should provide reasonable severance benefits to employees, recognizing that it may be difficult for them to find comparable employment within a short period of time. Our board also believes it prudent that we should disentangle ourselves from employees whose employment terminates as soon as practicable. Our historical practice for U.S. employees has been to make the termination of an employee effective immediately upon the communication of the termination rather than at the expiration of any required advance notice period. In such situations, we have continued to pay, on a post-termination basis, base salary compensation to the terminated employee under his or her employment agreement, if any, for the specified advance notice period.
The ADS/Krawitz Employment Agreement provided that if the ADS/Krawitz Employment Agreement was terminated due to Mr. Krawitz’s resignation within 120 days following a change in control of the Company—or due to (i) Mr. Krawitz’s “total disability,” upon our election, (ii) Mr. Krawitz’s death, (iii) Mr. Krawitz’s “constructive termination,” or (iv) our termination of the ADS/Krawitz Employment Agreement without “cause"—Mr. Krawitz would have been due severance, perquisites and other amounts. Therefore, as a result of Mr. Krawitz’ termination on December 31, 2007 in connection with the merger with DAC, Mr. Krawitz was entitled to severance in an amount equal to approximately $1,730,000. The ADS/Krawitz Employment Agreement is more fully described in “Item 11. Executive Compensation — Potential Payments Upon Termination or Change in Control.”
The Grillo Employment Agreement provides that, if we terminate Mr. Grillo’s employment without cause or Mr. Grillo terminates his employment for good reason or due to a change in control before January 1, 2009, Mr. Grillo will receive six months of base salary. The Grillo Employment Agreement further provides that, if we terminate Mr. Grillo’s employment without cause or Mr. Grillo terminates his employment for good reason or due to a change in control after January 1, 2009, Mr. Grillo will receive a payment equal to the sum of one and one-half times his base salary at the time of his termination, plus one and one-half times his target bonus at the time of the termination.
The Hess Employment Agreement provides that, if, at any time during the term of the Hess Employment Agreement, Mr. Hess’ employment is terminated by us without cause, or, after the first anniversary of the Hess Employment Agreement, we terminate Mr. Hess’ employment without cause, or Mr. Hess terminates his employment for good reason within six months after a change of control, Mr. Hess will receive one times his base salary, plus 60% of earned base salary.
In May 2004, we entered into an executive management change-in-control plan with certain of our executive officers. The plan provided for the payment of one-half to up to three times the then current base salary and average annual bonuses paid to the officers, as well as the continued payment of any leased vehicles used by the executives. In addition, any outstanding stock options held by the executive officers as of the date of the change of control became vested and exercisable as of such date, or in the case of an acquisition of all of our common stock, such options vested prior to such closing and remained exercisable during the remaining life of the option. All severance and change-of-control payments made in connection with the change-in-control plan could have been paid in shares of our common stock, subject to necessary approvals, or in cash at the executives’ option. As of March 9, 2007, this plan is no longer in effect.

Our named executive officers and certain other officers are also entitled to receive severance payments if we terminate such an employee without cause or if the employee resigns for good reason. The severance package includes providing such officers between six and twelve months of base salary, based on the salary in effect at the time of the termination, plus an additional amount equal to the percentage of yearly base salary representing the target bonus for the employee for the year of termination, depending upon such employee’s position. The issuance of any severance benefit is subject to the execution of a general release at the time of separation.
Joseph J. Grillo and Parke H. Hess Jr. are not covered by this policy because their severance rights are as described in their employment agreements with us. Ms. Breece was entitled to receive one year of base salary if she was terminated without cause or if she resigned with good reason. On December 6, 2007, this arrangement was modified to be consistent with the severance package described above to include one year of base salary plus an additional 60% of her yearly base salary, subject to the execution of a general release by Ms. Breece at the time of separation. We reserved the right to pay the additional 60% of Ms. Breece’s yearly base salary as a lump sum, or in our common stock, which would be subject to price protection for three months following the issuance.
Other Benefits
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Ms. Breece is also provided with an individual term life insurance policy. We do not currently offer retirement benefits.
Perquisites
Our board of directors annually reviews the perquisites that members of senior management receive. With the exception of the perquisites received previously by Mr. Krawitz, the cost to us of such perquisites is minimal. In 2007, Mr. Krawitz received $20,000, representing non-allocable expenses, and an automobile allowance and related insurance and maintenance expenses.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our named executive officers. This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. Our policy is generally to preserve the federal income tax deductibility of compensation, and we intend generally to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code; we may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.
Board Process
On at least an annual basis, the compensation committee of our board of directors approves all compensation and awards to our chief executive officer and president and our chief financial officer. With respect to equity compensation awarded to other employees, the compensation committee grants stock options, generally based on the recommendation of our chief executive officer.

EXECUTIVE COMPENSATION
The following table sets forth information regarding compensation earned in or with respect to our fiscal years 2007 and 2006 by:
•	each person who served as our chief executive officer in 2007; and

•	each person who served as our chief financial officer in 2007.
We had no other executive officers in 2007. We refer to these officers collectively as our named executive officers.
Summary Compensation Table

									Non-Equity	Nonqualified
									Incentive	Deferred
					Stock		Option		Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards		Awards		Compensation	Earnings	Compensation		Total
Position	Year	($)	($)		($)		($)		($) (1)	($)	($)		($)
Michael E. Krawitz(2)	2007	$385,000	$—		$97,656	(3)	$—		$425,000	$—	$1,753,533	(4)	$2,661,189
Former Chief Executive Officer and President	2006	$207,227	$360,000	(5)	$104,344	(3)	$—		$—	$—	$36,042	(6)	$707,613

Evan C. McKeown(7)	2007	$51,713	$—		$—		$—		$—	$—	$137,700	(8)	$189,413
Former Chief Financial Officer, Senior Vice President and Treasurer	2006	$183,600	$—		$—		$—		$125,000	$—	$26,759	(9)	$335,359

Lorraine M. Breece(10)	2007	$153,462	$58,600		$—		$103,252	(11)	$225,000	$—	$1,290	(12)	$541,604
Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2006	$150,000	$6,800	(13)	$—		$—		$54,000	$—	$690	(12)	$211,490
(1)	The amounts shown in this column were paid under the terms of incentive and recognition policies for fiscal year 2007, which were entered into with each of our named executive officers for the achievement of specified performance objectives. For a description of the material terms of each of these policies, see the discussion under “Our 2007 Incentive and Recognition Policies” below. Under prior rules of the SEC, payments under non-equity compensation plans were reported under the “Bonus” column.

(2)	Mr. Krawitz became our chief executive officer and president effective December 2, 2006. Prior to that, he served as our executive vice president, general counsel, chief privacy officer and secretary. Effective December 31, 2007, in connection with the merger with DAC, Mr. Krawitz ceased being our president and chief executive officer.

(3)	Upon the execution of the ADS/Krawitz Employment Agreement, Mr. Krawitz was issued 50,000 shares of our common stock, which vested immediately. At the same time, he was granted 50,000 restricted shares of our common stock. The restricted shares were subject to forfeiture in the event Mr. Krawitz resigned or was terminated for cause on or before December 31, 2008, but in connection with Mr. Krawitz’s termination due to the merger with DAC, the restricted shares vested in December 2007. The dollar amount of this award reflected in the table represents the amount recognized in 2006 and 2007 for financial statement reporting purposes in accordance with FAS 123R. We determined the value of the stock to be $202,000 based on the closing price of our stock on the date of grant. We recorded compensation expense of approximately $104,344 in 2006 and $97,656 in 2007 associated with the stock award.

(4)	Effective December 31, 2007, in connection with the merger with DAC, Mr. Krawitz ceased being our president and chief executive officer, and as a result, was entitled to severance in an amount equal to $1,730,000 under the terms of the ADS/Krawitz Employment Agreement, which was approved by our stockholders on November 27, 2007. The amount shown also includes (i) amounts in respect of perquisites and other personal benefits aggregating $23,263 and (ii) $270 in respect of group term life insurance provided to Mr. Krawitz. The perquisites and other personal benefits were as follows:

Amount of
Nature of Expense	Expense
Expense allowance	$20,000
Automobile allowance and related insurance and maintenance expenses	$3,263

Total	$23,263

We aggregated the total amount of the lease payments and insurance and maintenance expenses relating to the automobile used by Mr. Krawitz to compute the aggregate incremental cost associated with this perquisite.

(5)	In December 2006, our board of directors determined to fix the amount payable to Mr. Krawitz under our 2006 incentive and recognition policy to resolve and clarify outstanding compensation issues under the policy, given the wide range of potential payments under the policy and the timing of VeriChip’s initial public offering and how that would affect such range. Accordingly, we fixed Mr. Krawitz’s bonus for 2006 at $350,000. The amount is shown in the “Bonus” column instead of the “Non-Equity Incentive Compensation Plan” column as the amount paid was not determined solely by reference to the performance objectives set forth in the policy. In addition, we awarded Mr. Krawitz $10,000, as a discretionary bonus.

(6)	The amount shown includes (i) amounts in respect of perquisites and other personal benefits aggregating $35,772 and (ii) $270 in respect of group term life insurance provided to Mr. Krawitz. The perquisites and other personal benefits were as follows:

Amount of
Nature of Expense	Expense
Expense allowance	$20,000
Automobile allowance and related insurance and maintenance expenses	$15,336
Other*	$436

Total	$35,772

*	Personal cellular telephone usage and personal home office telephone and internet service.
We aggregated the total amount of the lease payments and insurance and maintenance expenses relating to the automobile used by Mr. Krawitz to compute the aggregate incremental cost associated with this perquisite.

(7)	Effective March 1, 2007, Mr. McKeown no longer served as our chief financial officer, and effective March 9, 2007, we terminated Mr. McKeown’s employment.

(8)	The amount reflects a severance payment of nine months of base salary made to Mr. McKeown in connection with his termination effective March 9, 2007.

(9)	The amount shown includes amounts in respect of perquisites and other personal benefits aggregating $26,759, as follows:

Amount of
Nature of Expense	Expense
Automobile allowance for one automobile and related insurance, maintenance and gasoline expenses	$26,304
Other*	$455

Total	$26,759

*	Personal cellular telephone usage, personal home office telephone and internet service, and publications.

We aggregated the total amount of the lease payments and insurance, maintenance, and gasoline expenses relating to the one automobile used by Mr. McKeown to compute the aggregate incremental cost associated with this perquisite.

(10)	On March 1, 2007, we appointed Ms. Breece as our senior vice president, acting chief financial officer, chief accounting officer, and assistant secretary. On March 9, 2007, she was also appointed treasurer. In March of 2008, Ms. Breece was appointed chief financial officer and she is currently our senior vice president, chief financial officer and chief accounting officer.

(11)	This option to purchase 100,000 shares of DAC common stock at $1.55 per share was issued by DAC in connection with Ms. Breece’s appointment as DAC’s acting CFO. This option was cancelled and converted into an option to purchase 1.4 shares of our common stock for every share of DAC common stock, or 140,000 shares, at $1.55 per share divided by 1.4, or $1.11, pursuant to the Merger Agreement. SEC regulations require us to disclose the award of options measured in dollars and calculated in accordance with FAS 123(R). In accordance with FAS 123(R), DAC expensed this option ratably over the vesting period. During 2007, DAC expensed $7,744 for this option. Then in December 2007, in connection with the merger with us, this option became fully vested and DAC recorded the remaining $95,508 of expense for this option. Please also refer to the table in this Proxy Statement with the caption “2007 Grants of Plan-Based Awards.”

(12)	This amount represents the cost of group term life insurance we maintain on behalf of Ms. Breece.

(13)	We awarded Ms. Breece $6,800, as a bonus in connection with VeriChip’s initial public offering.
2007 Grants of Plan-Based Awards
Set forth in the table below is information regarding cash amounts that could have been received in 2007 by our named executive officers under the terms of the 2007 incentive and recognition policy.
These represent all of the grants of awards to our named executive officers under any plan during or with respect to 2007.

Estimated Future Payouts
Under Non-Equity Incentive Plan Awards
						All other		All other
						Stock		Option				Grant
						Awards:		Awards:				Date Fair
					Date of	Number of		Number of		Exercise or		Value of
					Board or	Shares of		Securities		Base Price		Stock and
					Compensation	Stock or		Underlying		of Option		Option
	Threshold	Target	Maximum		Committee	Units		Options		Awards		Awards
Name	($)(1)	($)(1)	($)(1)	Grant Date	Action	(#)		(#)		($/Sh)		($)
Michael E. Krawtiz	—	$1,175,000	$1,175,000	—	—	3,509,128	(2)	—		—		—

Evan C. McKeown	—	—	—	—	—	—		—		—		—

Lorraine M. Breece	—	$475,000	$475,000	08/15/2007	08/14/2007	—		100,000	(3)	$1.55	(3)	$103,252	(4)

(1)	Our non-equity incentive plans, under which our named executive officers have been, or may have been, paid incentive compensation, in cash, with respect to fiscal year 2007, consist of incentive and recognition policies tailored for each of Mr. Krawitz and Ms. Breece. The terms of the incentive and recognition policies with respect to 2007, to which each of Mr. Krawitz and Ms. Breece are parties, provide for target/maximum amounts of incentive compensation based upon the achievement of specified performance objectives. The amounts listed in the “Target” column represent the amount of incentive compensation that could have been earned by our named executive officers under their respective incentive and recognition policies for 2007, based on their achievement of all specified performance objectives (as discussed below). None of the incentive and recognition policies for 2007 provide for a guaranteed minimum amount of incentive compensation; therefore, no amounts are listed in the “Threshold” column.

(2)	These shares were issued as a severance payment in an amount equal to $1,730,000 under the terms of the ADS/Krawitz Employment Agreement. Pursuant to the terms of the ADS/Krawitz Employment Agreement, on December 28, 2007, we established a rabbi trust and subsequently deposited $1,730,000 worth of our common stock, or 3,509,128 shares, into the rabbi trust. For more information see, “Potential Payments Upon Termination or Change in Control” below.

(3)	This option to purchase 100,000 shares of DAC common stock at $1.55 per share was issued by DAC in connection with Ms. Breece’s appointment as DAC’s acting CFO. This option was issued from the Amended and Restated Digital Angel Corporation Transition Stock Option Plan. This option was cancelled and converted into an option to purchase 1.4 shares of our common stock for every share of DAC common stock, or 140,000 shares, at $1.55 per share divided by 1.4, or $1.11, pursuant to the Merger Agreement.

(4)	This amount has been determined in accordance with FAS 123R based on the fair market value of DAC common stock on the date of grant.
Our 2007 Incentive and Recognition Policies
In 2007, Mr. Krawitz and Ms. Breece were eligible to receive cash incentive compensation upon the attainment of specific performance objectives, as set forth in their individually tailored 2007 incentive and recognition policies. Effective March 9, 2007, Mr. McKeown was no longer employed by us, and therefore, was not eligible to receive cash incentive compensation. The target amounts of incentive compensation specified for Mr. Krawitz and Ms. Breece in 2007 are as follows:

Target Amount of
Incentive
Compensation
Name	($)
Michael E. Krawitz	$1,175,000
Lorraine M. Breece	$475,000
Total	$1,650,000
The tables below set forth, for Mr. Krawitz and Ms. Breece:
•	The performance objectives applicable to his or her incentive and recognition policy for 2007; and

•	The weighting of such performance objectives, stated as a dollar amount.
Following each table is a narrative discussion of the amounts payable for the attainment of such performance objectives, including a discussion of whether performance objectives were achieved, where applicable.
Michael E. Krawitz

Performance Objective	Weighting
Major strategic transaction(1)	$300,000
Positive EPS and positive EBITDA for the year(2)	$250,000
InfoTech valuation or major transaction involving InfoTech(1)	$50,000
Postal service(1)	$25,000
404 clean opinion and audit clean opinion(1)	$50,000
Analyst coverage(2)	$50,000
Thermo Life disposition or licensing agreement(2)	$50,000
Paying off debt to Laurus Master Fund, Ltd. (2)	$150,000
Subsidiary transaction: Either transactions that yield $30 million to us or improve stock price of public subsidiaries(2)	$250,000

(1)	Mr. Krawitz achieved these objectives.

(2)	Mr. Krawitz did not achieve these objectives.

Therefore, Mr. Krawitz earned $425,000 under his 2007 incentive and recognition policy. This amount has been reflected as the amount earned by Mr. Krawitz as non-equity incentive plan compensation in the Summary Compensation Table above.
Lorraine M. Breece

Performance Objective	Weighting
Major strategic transaction(1)	$100,000
Positive EPS and positive EBITDA for the year(2)	$100,000
404 clean opinion and audit clean opinion(1)	$75,000
Audit and governance committee discretion(1)	$25,000
Analyst coverage(2)	$25,000
Timely, accurate and quality SEC filings(1)	$25,000
Paying off debt to Laurus Master Fund, Ltd. (2)	$75,000
Subsidiary transaction: Either transactions that yield $30 million to us or improve stock price of public subsidiaries(2)	$50,000

(1)	Ms. Breece achieved these objectives.

(2)	Ms. Breece did not achieve these objectives.
Therefore, Ms. Breece earned $225,000 under her 2007 incentive and recognition policy. This amount has been reflected as the amount earned by Ms. Breece as non-equity incentive plan compensation in the Summary Compensation Table above.

Outstanding Equity Awards as of December 31, 2007
The following table provides information as of December 31, 2007 regarding unexercised stock options and restricted stock awards granted to each of our named executive officers by us, our wholly-owned subsidiaries, Thermo Life and DAC, and our majority-owned subsidiaries, InfoTech and VeriChip.

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
										Incentive	Market
										Plan	or Payout
				Equity						Awards:	Value of
				Incentive				Number of		Number of	Unearned
				Plan				Shares	Market	Unearned	Shares,
				Awards:				or Units	Value of	Units or	Units or
	Number of		Number of	Number of				of Stock	Shares of	Other	Other
	Securities		Securities	Securities				That	Units of	Rights	Rights
	Underlying		Underlying	Underlying	Option			Have	Stock	That	That
	Unexercised		Unexercised	Unearned	Exercise		Option	Not	That	Have Not	Have Not
	Options (#)		Options (#)	Options	Price		Expiration	Vested	Have Not	Vested	Vested
Name	Exercisable (1)		Unexercisable	(#)	($)(2)		Date	#	Vested ($)	(#)	($)
Michael E. Krawitz(3)
Applied Digital Solutions, Inc.	—		—	—	—		—	—	—	—	—
	2,500		—	—	$1.500		05/18/2009	—	—	—	—
	5,000		—	—	$1.500		10/05/2009	—	—	—	—
	7,900		—	—	$1.500		09/27/2009	—	—	—	—
	60,000		—	—	$3.200		02/04/2008	—	—	—	—
	40,000		—	—	$2.800		07/25/2008	—	—	—	—
	100,000		—	—	$3.900		11/03/2011	—	—	—	—
	250,400		—	—	$2.530		07/29/2012	—	—	—	—
	250,000		—	—	$3.230		07/06/2013	—	—	—	—
	42,000	(4)	—	—	$3.11	(4)	05/03/2015	—	—	—	—
	140,000	(4)	—	—	$2.78	(4)	12/31/2013	—	—	—	—
	98,438	(4)	—	—	$0.04	(4)	12/30/2010	—	—	—	—
	47,425	(4)	—	—	$0.48	(4)	01/01/2012	—	—	—	—

InfoTech USA, Inc.	350,000		—	—	$0.280		06/28/2010	—	—	—	—
	100,000		—	—	$0.340		03/23/2012	—	—	—	—

Thermo Life Energy Corp.	750,000		—	—	$0.050		04/18/2011	—	—	—	—

VeriChip Corporation	111,111		—	—	$0.225		02/07/2010	—	—	—	—
	97,778		—	—	$0.225		04/01/2011	—	—	—	—
	55,556		—	—	$1.125		05/26/2012	—	—	—	—

Evan C. McKeown (5)
Applied Digital Solutions, Inc.	5,000		—	—	$2.800		07/25/2008	—	—	—	—
	25,000		—	—	$3.900		11/03/2011	—	—	—	—
	75,000		—	—	$2.530		07/29/2012	—	—	—	—
	250,000		—	—	$3.230		07/06/2013	—	—	—	—
	10,000		—	—	$3.200		02/04/2008	—	—	—	—

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
										Incentive	Market
										Plan	or Payout
				Equity						Awards:	Value of
				Incentive				Number of		Number of	Unearned
				Plan				Shares	Market	Unearned	Shares,
				Awards:				or Units	Value of	Units or	Units or
	Number of		Number of	Number of				of Stock	Shares of	Other	Other
	Securities		Securities	Securities				That	Units of	Rights	Rights
	Underlying		Underlying	Underlying	Option			Have	Stock	That	That
	Unexercised		Unexercised	Unearned	Exercise		Option	Not	That	Have Not	Have Not
	Options (#)		Options (#)	Options	Price		Expiration	Vested	Have Not	Vested	Vested
Name	Exercisable(1)		Unexercisable	(#)	($)(2)		Date	#	Vested ($)	(#)	($)
InfoTech USA, Inc.	—		—	—	—		—	—	—	—	—

Thermo Life Energy Corp.	200,000		—	—	$0.050		04/18/2010	—	—	—	—

VeriChip Corporation	—		—	—	—		—	—	—	—	—

Lorraine M. Breece(6)
Applied Digital Solutions, Inc.	1,667		—	—	$1.500		04/24/2009	—	—	—	—
	3,500		—	—	$3.200		02/04/2008	—	—	—	—
	2,500		—	—	$2.800		07/25/2008	—	—	—	—
	10,000		—	—	$3.900		11/03/2011	—	—	—	—
	48,833		—	—	$2.530		07/29/2012	—	—	—	—
	50,000		—	—	$3.230		07/06/2013	—	—	—	—
	9,025	(4)	—	—	$0.48	(4)	01/01/2012
	14,000	(4)	—	—	$3.11	(4)	05/02/2015
	140,000	(4)	—	—	$1.11	(4)	08/15/2017	—	—	—	—

InfoTech USA, Inc.	—		—	—	—		—	—	—	—	—

Thermo Life Energy Corp.	70,000		—	—	$0.050		04/18/2011	—	—	—	—

VeriChip Corporation	11,111		—	—	$0.225		04/01/2010	—	—	—	—
	11,111		—	—	$1.125		05/26/2012	—	—	—	—

(1)	On December 12, 2005, our board of directors and VeriChip’s board of directors approved a proposal that provided for vesting on December 30, 2005 of all of our and VeriChip’s then outstanding and unvested stock options previously awarded to our and their directors, employees and consultants, and to the directors, employees and consultants of our and their subsidiaries. In connection with the acceleration of these options, each of the boards stipulated that a grantee that acquires any shares through exercise of any of such options shall not be permitted to sell such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason. The board of directors of Digital Angel took similar action with respect to certain of their then outstanding and unvested stock options. In addition, pursuant to the Merger Agreement, all unvested DAC stock options vested upon completion of the merger on December 28, 2007.

(2)	The exercise price of our stock options, as reflected in the table above, is based on the closing price of our common stock, as reported on the applicable Nasdaq market on the day prior to the date of grant or re-pricing. We obtained the exercise price of options granted by Digital Angel, InfoTech, Thermo Life and VeriChip from the respective company or other sources we considered reliable.

(3)	Includes: (i) options we granted to Mr. Krawitz in his capacity as our executive officer; (ii) options granted by InfoTech to Mr. Krawitz in his capacity as a director of InfoTech; and (iii) options granted by VeriChip in his capacity as an executive officer of VeriChip.

(4)	This option was original issued by DAC and was cancelled and converted into an option to purchase 1.4 shares of our common stock for every share of DAC common stock at a price per share equal to the exercise price per share of the DAC option divided by 1.4, pursuant to the Merger Agreement.

(5)	Includes (i) options we granted to Mr. McKeown in his capacity as our executive officer; and (ii) options granted by Thermo Life to Mr. McKeown in his capacity as secretary and treasurer of Thermo Life.

(6)	Includes options we granted to Ms. Breece in her capacity as our executive officer.

2007 Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options and the vesting of restricted stock granted by any of us, Digital Angel, InfoTech, Thermo Life or VeriChip to our named executive officers in 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized of	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name(1)	(#)	($)(2)	(#)	($)
Michael E. Krawitz	10,000	$3,100	—	—
	—	—	50,000	$22,500	(3)
Evan McKeown	22,222	$181,443	—	—
	22,222	$157,665	—	—
	22,222	$151,665	—	—
	22,222	$134,110	—	—

(1)	No information is provided with respect to Ms. Breece as Ms. Breece did not exercise, during 2007, any options granted to her by any of us, Digital Angel, InfoTech, Thermo Life and VeriChip, and she does not hold any shares of restricted stock in these companies.

(2)	Represents the difference between the fair market value of our common stock at exercise and the exercise price of the options.

(3)	Represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.
Pension Benefits
None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Deferred Compensation
None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments Upon Termination or Change in Control
We have entered into employment agreements, as well as an executive management change in control plan, with certain of our named executive officers that require us to make payments upon termination or a change in control of the Company. These arrangements are discussed below.
Michael E. Krawitz
Mr. Krawitz’s employment with us was terminated on December 31, 2007 in connection with the merger with DAC. The following disclosure relates to provisions contained in the ADS/Krawitz Employment Agreement, which is now terminated. Pursuant to the terms of the now-terminated ADS/Krawitz Employment Agreement, the compensation due Mr. Krawitz in the event of the termination of the ADS/Krawitz Employment Agreement varied depending on the nature of the termination.

General Termination Provisions and Non-Compete and Non-Disclosure Provisions. The ADS/Krawitz Employment Agreement provided that, upon the termination of the ADS/Krawitz Employment Agreement, Mr. Krawitz would be due any and all earned but unpaid base salary, as well as earned but unpaid incentive compensation, as of the date of termination. The ADS/Krawitz Employment Agreement provided that we pay such amounts due Mr. Krawitz within thirty (30) days of his last day of service. In addition, any outstanding stock options held by Mr. Krawitz on his last day of service were to remain exercisable for the term of the options. The ADS/Krawitz Employment Agreement provided that we are to remain responsible for all rental payments relating to the leased vehicle then used by Mr. Krawitz until the expiration of the lease. Mr. Krawitz was also to be permitted to maintain possession of all computer equipment owned by us which was then being used by Mr. Krawitz, and, during any post-separation transition relating to pre-separation issues, Mr. Krawitz was to remain reasonably available by electronic mail or telephone.
The ADS/Krawitz Employment Agreement prohibited Mr. Krawitz, in the absence of our board’s prior express written approval, from competing, directly or indirectly, with us or any of our affiliates in any of our or their respective businesses at any location at which we or our affiliates conduct business or provide services, during the term of the ADS/Krawitz Employment Agreement and for a period of one year following the end of Mr. Krawitz’s employment. The ADS/Krawitz Employment Agreement also included a provision relating to Mr. Krawitz agreeing not to disclose the proprietary, confidential information of us or our affiliates, except to the extent reasonably necessary in performance of his duties.
The ADS/Krawitz Employment Agreement provided that we would pay Mr. Krawitz $250,000 in shares of our common stock, except for all taxes and other deductions which were required to be deducted or withheld under any provision of any federal, state, or local law; such withholdings shall be payable in cash. If we were unable to pay part of this $250,000 consideration in the form of our common stock, then we would pay the consideration in cash (by contributing it to a rabbi trust that was acceptable to both Mr. Krawitz and us). The consideration would be contributed to the rabbi trust within three (3) business days of the termination of the ADS/Krawitz Employment Agreement (in common stock or cash, as applicable), and would be released from the trust, together with any earnings thereon, and paid or delivered to Mr. Krawitz, one (1) year following termination of the ADS/Krawitz Employment Agreement—provided, however, that, if Mr. Krawitz materially breached such restrictions, the consideration would be returned to us.
The ADS/Krawitz Employment Agreement terminated as of December 31, 2007. As of December 31, 2007, we took a compensation charge in connection with the value of his stock options exercisable for shares of our common stock and the common stock of our subsidiaries of approximately $1,827,531 and in 2008 we made one final automobile lease payment in the amount of approximately $750.
Disability, Death, Constructive Termination, Termination Without Cause or Change in Control Provisions. If the ADS/Krawitz Employment Agreement was terminated due to Mr. Krawitz’s resignation within 120 days following a change in control of the Company—or due to (i) Mr. Krawitz’s “total disability,” upon our election, (ii) Mr. Krawitz’s death, (iii) Mr. Krawitz’s “constructive termination,” or (iv) our termination of the ADS/Krawitz Employment Agreement without “cause”—Mr. Krawitz would have been due $1,480,000 as severance, as well as the amounts and perquisites discussed in the above section.
“Total disability” meant Mr. Krawitz’s inability, due to illness, accident or any other physical or mental incapacity, to perform his usual responsibilities for us for 180 consecutive days. “Constructive termination” meant a material breach by us of our obligations under the ADS/Krawitz Employment Agreement. “Cause” meant a conviction of a felony or Mr. Krawitz’s being prevented from providing services under the ADS/Krawitz Employment Agreement due to his violation of any law, regulation and/or rule.
Therefore, as a result of Mr. Krawitz’ termination on December 31, 2007 in connection with the merger with DAC, Mr. Krawitz was entitled to severance in an amount equal to approximately $1,730,000, consisting of the payments of $1,480,000 million and $250,000 referred to above. Pursuant to the ADS/Krawitz Employment Agreement, on December 28, 2007, we established a rabbi trust and subsequently deposited $1,730,000 million worth of our common stock, or approximately 3.5 million shares, into the rabbi trust. The number of shares of our common stock due was calculated based upon the average closing price of one (1) share of our common stock for the ten (10) trading days preceding the day in which our common stock was issued, or December 31, 2007. On July 2, 2008, $1,480,000 worth of shares, less withholding taxes, will be released from the rabbi trust and issued to Mr. Krawitz, and on January 2, 2009, $250,000 worth of shares, less withholding taxes, will be released from the rabbi trust and issued to Mr. Krawitz. The shares to be issued to Mr. Krawitz are price protected through the later of: (i) the date on which a registration statement providing for the resale of the shares becomes effective, or the date on which the shares should otherwise become eligible for trading without restriction pursuant to an exemption from registration, or (ii) the date the shares are delivered to Mr. Krawitz from the rabbi trust. Any outstanding stock options held by Mr. Krawitz remain exercisable for the life of the option.

Evan C. McKeown
Although we never entered into an employment agreement with Mr. McKeown, he was a party to the executive management change in control plan that was entered into in May 2004. This plan provided that, in the event of a “change in control,” Mr. McKeown would be entitled to the sum of:
•	any and all earned but unpaid base salary, and earned but unpaid incentive compensation, as of the date of the change in control;

•	two and one-half (2.5) times his then base salary (based on the multiplier applicable as of May 7, 2007); and

•	two (2) times the average incentive compensation paid by us to Mr. McKeown for the three full calendar years immediately prior to the change in control.
In addition, any outstanding stock options would vest and become exercisable at the date of the change in control and would remain exercisable for the term of the option (or, in the case of an acquisition of all of our common stock, any outstanding stock options would vest prior to such closing, so that the shares issuable upon such exercise may be sold in the change in control transaction). We had also agreed to continue to pay all remaining lease payments on the automobile then used by Mr. McKeown, which vehicle was being leased by us for Mr. McKeown’s use.
Under the plan, a “change in control” shall be deemed to occur if any person or entity (or persons or entities acting as a group) acquires our stock that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of us.
Effective upon the termination of Mr. McKeown’s employment on March 9, 2007, he was no longer eligible for any change in control compensation. As a result of Mr. McKeown’s termination, under our established severance policy for certain of our officers who are not covered under specific severance policies, we paid to Mr. McKeown a severance amount equal to nine months of his base salary for a total of $137,700.
Lorraine M. Breece
We have established a severance policy for certain of our officers who are not covered under specific severance policies under which, if we terminate the officer without cause, as defined, or the officer resigns with good reason, the officer will receive severance payments.
Ms. Breece, our senior vice president and chief financial officer, under our established severance policy, is entitled to receive one year of base salary plus an additional 60% of her yearly base salary if she is terminated without cause or if she resigns with good reason. The issuance of any severance benefit is subject to the execution of a general release by Ms. Breece at the time of separation. We reserved the right to pay the additional 60% of Ms. Breece’s yearly base salary as a lump sum, or in our common stock, which would be subject to price protection for three months following the issuance.
Executive Employment Arrangements with Named Executive Officers
We entered into a formal employment agreement with one of our named executive officers, Mr. Krawitz.

Michael E. Krawitz
Mr. Krawitz was appointed our chief executive officer and president effective December 2, 2006, and entered into the ADS/Krawitz Employment Agreement. On December 31, 2007, Mr. Krawitz’s employment with us terminated in connection with the merger with DAC. The ADS/Krawitz Employment Agreement provided for an initial base salary of $350,000 per year, subject to increases (but not decreases) at our discretion. Mr. Krawitz was also entitled to a $20,000 annual expense allowance, other fringe benefits and a discretionary annual bonus to be determined by the board of directors. Mr. Krawitz received a Company-paid $1,000,000 executive term life policy, under which were the beneficiary of $750,000.
Upon execution of the ADS/Krawitz Employment Agreement, Mr. Krawitz received 100,000 shares of our common stock; 50,000 of the shares vested immediately, and 50,000 originally vested on December 31, 2008, but instead vested in December 2007 in connection with Mr. Krawitz’s termination due to the merger with DAC.
In connection with the execution of the ADS/Krawitz Employment Agreement, we and Mr. Krawitz mutually agreed to terminate Mr. Krawitz’s rights under the provisions of the 2004 executive management change in control plan, and under the 2003 severance policy. For a description of the termination and change in control provisions of the ADS/Krawitz Employment Agreement, see “Potential Payments Upon Termination or Change in Control” above.
The ADS/Krawitz Employment Agreement prohibits Mr. Krawitz from competing, directly or indirectly, with us or any of our affiliates in any of our or their respective businesses, at any location at which we or our affiliates conduct business or provide services, during the term of the ADS/Krawitz Employment Agreement and for a period of up one year following his resignation from the Company. The ADS/Krawitz Employment Agreement also includes a provision relating to non-disclosure of proprietary information.
Stock Option and Other Compensation Plans
Stock Options and Other Awards Granted under the 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, the 2003 Flexible Stock Plan and the Amended and Restated Digital Angel Corporation Transition Stock Option Plan.
The 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, the 2003 Flexible Stock Plan and the Amended and Restated Digital Angel Corporation Transition Stock Option Plan are long-term plans designed to link rewards with stockholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with stockholders. The value of the stock options to an employee increases as the price of our stock increases above the fair market value on the grant date, and the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ.
The Amended and Restated Digital Angel Corporation Transition Stock Option Plan was acquired in connection with the merger with DAC and therefore, under applicable Nasdaq rules, awards under the plan may not be granted to persons employed by us at the time of the merger. The remaining Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the compensation committee. The compensation committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary’s president.
The 2003 Flexible Stock Plan is also designed to encourage ownership of our common stock by employees, directors and other individuals, and to promote and further our best interests by granting cash and other stock awards. Under the 2003 Flexible Stock Plan, we may grant awards of our common stock in lieu of payments of cash compensation pursuant to the mutual agreement of the participant and us.

Stock Options Granted under the 1999 Employees Stock Purchase Plan.
The 1999 Employees Stock Purchase Plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of our stock pursuant to options granted under the plan. Options granted in connection with an offering under the Plan permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option was granted (i.e., the first business day of the offering) and (ii) the date on which the option was exercised (i.e., the last business day of the offering), whichever is less. Section 423 of the Internal Revenue Code, or the Code, also provides certain favorable tax consequences to the option holder, provided that the stock acquired under the plan is held for a specified minimum period of time. Under FAS 123R, which became effective for us on January 1, 2006, options granted under the Plan may be compensatory. As a result, we are considering various alternatives in connection with the plan, which include changing the terms of grant. We did not grant any options under the plan during 2007.
2007 Director Compensation

						Change in
						Pension Value
	Fees					and
	Earned or				Non-Equity	Nonqualified
	Paid in	Stock	Option		Incentive Plan	Deferred	All Other
	Cash	Awards	Awards		Compensation	Compensation	Compensation	Total
Name	($)(9)	($)	($)		($)	Earnings	($)	($)
John R. Block(1)	$0	$—	$—		$—	$—	$—	$0
Barry M. Edelstein(2)	$0	$—	$—		$—	$—	$—	$0
J. Michael Norris(3)	$80,000	$—	$—		$—	$—	$—	$80,000
Daniel E. Penni(4)	$107,000	$—	$38,268	(10)	$—	$—	$—	$145,268
Dennis G. Rawan(5)	$66,000	$—	$—		$—	$—	$—	$66,000
Scott R. Silverman(6)	$0	$—	$—		$—	$—	$—	$0
Constance K. Weaver(7)	$60,000	$—	$—		$—	$—	$—	$60,000
Michael S. Zarriello(8)	$0	$—	$—		$—	$—	$—	$0

(1)	As of December 31, 2007, Mr. Block held options to purchase 875,000 shares of our common stock. Mr. Block was appointed to our board effective December 28, 2007 in connection with the merger with DAC.

(2)	As of December 31, 2007, Mr. Edelstein held options to purchase 560,000 shares of our common stock. Mr. Edelstein was appointed to our board effective December 28, 2007 in connection with the merger with DAC and resigned on January 11, 2008 to serve on the board of VeriChip.

(3)	As of December 31, 2007, Mr. Norris held options to purchase 150,000 shares of our common stock.

(4)	As of December 31, 2007, Mr. Penni held options to purchase 420,300 shares of our common stock.

(5)	As of December 31, 2007, Mr. Rawan held options to purchase 155,000 shares of our common stock.

(6)	As of December 31, 2007, Mr. Silverman held options to purchase 4,548,500 shares of our common stock.

(7)	As of December 31, 2007, Ms. Weaver held options to purchase 401,430 shares of our common stock.

(8)	As of December 31, 2007, Mr. Zarriello held options to purchase 1,140,000 shares of our common stock. Mr. Zarriello, who served on our board until July 12, 2006, was again appointed to our board effective December 28, 2007 in connection with the merger with DAC.

(9)	Amounts include a special bonus paid to the directors in 2007 for their 2006 service in the amounts of: J. Michael Norris – $24,000; Daniel E. Penni – $14,000; Dennis G. Rawan – $14,000; and Constance K. Weaver – $14,000, and a special bonus paid to the directors in 2008 for their 2007 service in the amounts of: J. Michael Norris – $24,000; Daniel E. Penni – $14,000; Dennis G. Rawan – $14,000; and Constance K. Weaver – $14,000.

(10)	The grant date fair value of the stock option granted to Mr. Penni calculated in accordance with FAS 123(R) is $76,535. This stock option was issued to Mr. Penni in connection with his appointment as Chairman of our board of directors.

In 2007, our non-employee directors received a fixed quarterly fee in the amount of $7,000 per quarter. In addition, the chairman of our audit and governance committee received a quarterly fee of $2,500, and the chairman of our compensation committee received a quarterly fee of $1,500. Other non-employee directors received a quarterly fee in the amount of $1,000 for service on the compensation committee or the audit and governance committee. Reasonable travel expenses were reimbursed when incurred.
On January 4, 2008, the compensation committee of our board of directors determined that the annual compensation for outside directors shall be as follows: (i) $8,000 per quarter for board service, (ii) an additional $4,000 and $2,000 per quarter for service as the audit and governance committee chair or the compensation committee chair, respectively, (iii) an additional $2,000 and $1,000 per quarter for service as a member of the audit and governance committee or the compensation committee, respectively, and (iv) $19,500 per quarter for service as the chairman of our board of directors. Reasonable travel expenses are reimbursed when incurred. Directors who are not also executive officers are not eligible to participate in any of our other benefit plans.
At December 31, 2007, Mr. Block, who is a member of our board and was a member of DAC’s board until January 3, 2008, owned fully vested options exercisable for 5,556 shares of VeriChip common stock.
At December 31, 2007, Mr. Norris, who was a member of our board of directors, owned fully vested options exercisable for 11,111 shares of VeriChip common stock.
At December 31, 2007, Mr. Penni, who is a member of our board of directors and was a member of VeriChip’s board until January 11, 2008, owned fully vested options exercisable for:
•	200,000 shares of Thermo Life common stock; and

•	66,666 shares of VeriChip common stock.
At December 31, 2007, Mr. Rawan owned fully vested options exercisable for:
•	200,000 shares of Thermo Life common stock; and

•	11,111 shares of VeriChip common stock.
At December 31, 2007, Mr. Silverman, who was a member of our board of directors until July 3, 2007, and is a member of VeriChip’s board, owned fully vested options exercisable for:
•	311,111 shares of VeriChip common stock; and

•	750,000 shares of Thermo Life common stock.
At December 31, 2007, Ms. Weaver, who is a member of our board, and was a member of VeriChip’s board until January 11, 2008, owned fully vested options exercisable for:
•	77,777 shares of VeriChip common stock; and

•	200,000 shares of Thermo Life common stock.
At December 31, 2007, Mr. Zarriello, who is a member of our board and was a member of DAC’s board until January 3, 2008, owned fully vested options exercisable for 11,111 shares of VeriChip common stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since the beginning of our fiscal year 2007, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any related person, including any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.
Director and Officer Roles and Relationships with Our Subsidiaries
Several of our directors and executive officers have served as directors and officers of InfoTech, VeriChip and DAC. By virtue of the relationships described below, certain of our directors and executive officers could have faced situations in which there were actual or apparent conflicts of interest that could have interfered, or appeared to have interfered, with their ability to act in a manner that is in our best business interests. Two of our six directors, Mr. Penni and Ms. Weaver, served on the board of directors of VeriChip. Two of our six directors, Messrs. Block, and Zarriello, served on the board of directors of DAC, which was previously a publicly-traded company and became our wholly-owned subsidiary effective December 28, 2007. In their various capacities with our subsidiaries, Messrs. Penni, Block and Zarriello and Ms. Weaver have been granted stock option awards by our subsidiaries.
Transactions with and between Subsidiaries
VeriChip
Supply and Development Agreement
VeriChip and DAC executed a supply and development agreement dated March 4, 2002, as amended and restated on December 27, 2005 and as amended on May 9, 2007, or the supply and development agreement. Under this agreement, DAC is VeriChip’s sole supplier of human-implantable microchips. VeriChip’s purchases of product under the supply and development agreement were approximately $0.1 million, $0.4 million and $0.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. The amount due to DAC from VeriChip as of December 31, 2007 was approximately $48,000, of which approximately $25,000 was repaid as of April 15, 2008.

Under the terms of the May 9, 2007 amendment, the term of the agreement was extended from March 2013 to March 2014. Also, under the May 9, 2007 amendment, the annual minimum purchase requirements were each extended one year and, accordingly, there is no minimum purchase requirement in 2007. The approximately $0.9 million originally required to be purchased in 2007 is now required to be purchased in 2008. As of September 30, 2007, VeriChip has satisfied approximately $0.4 million of the minimum purchase requirements for 2008. As long as VeriChip meets the minimum purchase requirements, the agreement will automatically renew annually under its terms until the expiration of the last of the patents covering any of the supplied products. The supply and development agreement may be terminated prior to its stated term under specified events, including as a result of a bankruptcy event of either party or an uncured default. In addition, DAC may sell the microchips to third parties if VeriChip does not take delivery and pay for a minimum number of microchips as specified in the supply and development agreement. Further, the supply and development agreement provides that DAC shall, at VeriChip’s option, furnish and operate a computer database to provide data collection, storage and related services for VeriChip’s customers for a fee as provided. VeriChip does not currently utilize this service. The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s board of directors.
DAC relies solely on a production agreement with RME, a subsidiary of Raytheon Company for the manufacture of its human-implantable microchip products. The subsidiary utilizes DAC’s equipment in the production of the microchips. On April 28, 2006, DAC entered into a new production agreement with RME related to the manufacture and distribution of glass-encapsulated syringe-implantable transponders, including the human-implantable microchip products sold by us. This new agreement expires on June 30, 2010. The technology underlying these systems is covered, in part, by U. S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” In 1994, Destron/IDI, Inc., a predecessor company to DAC, granted a co-exclusive license under this patent, other than for certain specified fields of use related to our Animal Applications segment, which were retained by the predecessor company, to Hughes Aircraft Company, or Hughes, and its then wholly-owned subsidiary, Hughes Identification Devices, Inc., or HID. The specified fields of use retained by the predecessor company do not include human identification or security applications. The rights licensed to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, conveyed or transferred to any third party.
In October 2007, DAC and the successor to HID executed a cross-license which includes DAC obtaining a royalty free non-exclusive license to HID’s rights to the implantable human applications of the ‘129 patent, for which it purports certain ownership rights to. DAC has, in turn, sublicensed those rights to VeriChip.
Transition Services Agreement
During the years ended December 31, 2005, 2004 and 2003, we provided certain general and administrative services to VeriChip including, accounting, finance, payroll and legal services, telephone, rent and other miscellaneous items. The costs of these services, which are eliminated in consolidation of VeriChip’s and our results, were determined based on VeriChip’s use of such services. On December 27, 2005, we entered into a transition services agreement with VeriChip under which we agreed to continue to provide VeriChip with certain administrative transition services, including payroll, legal, finance, accounting, information technology, tax services, and services related to VeriChip’s initial public offering. As compensation for these services, VeriChip agreed to pay us approximately $62,000 per month for fixed costs allocable to these services, among other reimbursable expenses. On December 21, 2006, we and VeriChip entered into an amended and restated transition services agreement, which became effective on February 14, 2007, the date of completion of VeriChip’s initial public offering. The term of the amended and restated agreement will continue until such time as VeriChip requests that we cease performing the transition services, provided that we are not obligated to continue to provide the transition services for more than twenty-four months following the effective date. Except for any request by VeriChip that we cease to perform transition services, subject to certain notice provisions, the agreement may not be terminated by either party except in the event of a material default in our delivery of the transition services or in VeriChip’s payment for those services.

The services to be provided by us under the amended and restated transition services agreement are the same as those provided under the initial agreement. In connection with the December 21, 2006 amendment, the estimated monthly charge for the fixed costs allocable to these services was increased to approximately $72,000 per month, primarily as the result of an increased allocation for office space. Effective April 1, 2007, the estimated monthly charge for the fixed costs allocable to these services was reduced to $40,000 per month, primarily as a result of a reduction in allocable accounting fees and accounting and legal services. Effective January 1, 2008, the monthly cost was further reduced to $10,000 per month.
The terms of the transition services agreement and the amendment and restatement of the agreement were negotiated between certain of VeriChip’s executive officers and certain executive officers of ours. These executive officers were independent of one another and the terms of the agreement were based upon historical amounts incurred by us for payment of such services to third parties. However, these costs may not necessarily be indicative of the costs which would be incurred by VeriChip as an independent stand alone entity.
The cost of these services to VeriChip was $0.5 million and $0.8 million and $0.5 million in the years ended December 31, 2007, 2006 and 2005, respectively.
Intercompany Loan Agreement with VeriChip
VeriChip has financed a significant portion of its operations and investing activities primarily through funds that we provided. On December 27, 2005, we and VeriChip entered into a loan agreement to memorialize the terms of existing advances to VeriChip and provide the terms under which we would lend additional funds to VeriChip. We refer to this loan as the VeriChip Loan. Through October 5, 2006, our loan to VeriChip bore interest at the prevailing prime rate of interest as published by The Wall Street Journal. On October 6, 2006, we entered into an amendment to the loan agreement which increased the principal amount available thereunder to $13.0 million and VeriChip borrowed an additional $2.0 million under the agreement to make the second purchase price payment with respect to its acquisition of Instantel. In connection with that amendment, the interest rate was also changed to a fixed rate of 12% per annum. That amendment further provided that the loan matured on July 1, 2008, but could be extended at our sole option through December 27, 2010.
On January 19, 2007, February 8, 2007, February 13, 2007 and February 29, 2008, we entered into further amendments to the VeriChip Loan documents, which increased the maximum principal amount of indebtedness that VeriChip may incur to $14.5 million. On February 9, 2007, the effective date of VeriChip’s initial public offering, the loan ceased to be a revolving line of credit, and VeriChip has no ability to incur additional indebtedness under the loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement, as amended, VeriChip was required to repay us $3.5 million of principal and accrued interest upon the consummation of their initial offering. Accordingly, VeriChip paid us $3.5 million on February 14, 2007. VeriChip was not obligated to repay an additional amount of the indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, will be added to the principal amount. A final balloon payment equal to the outstanding principal amount then due under the loan plus all accrued and unpaid interest is due on February 1, 2010.
On December 20, 2007, we entered into a letter agreement with VeriChip, or the December 2007 Letter Agreement, which was amended on February 29, 2008, whereby VeriChip was required to pay $0.5 million to us by December 21, 2007. In addition, it may prepay the outstanding principal amount before October 30, 2008 by providing us with $10. million plus (i) any accrued and unpaid interest between October 1, 2007 and the date of such prepayment less (ii) the $0.5 million payment and any other principal payments made to reduce the outstanding principal amount between the date of the letter agreement and the date of such prepayment. VeriChip is also required to register for resale all shares of VeriChip common stock that we own with the SEC and all applicable states within 120 days following the prepayment of outstanding principal amount. If prepayment of the outstanding principal amount is not made by 5:00 p.m. on October 30, 2008, the December 2007 Letter Agreement will expire.

The VeriChip Loan was subordinated to the obligations of VeriChip under its credit agreement with the Royal Bank of Canada, or RBC, and was collateralized by security interests in all property and assets of VeriChip except as otherwise encumbered by the rights of the RBC. VeriChip repaid its obligation to RBC in full in January 2008, except for a $0.4 million secured interest. On February 29, 2008, VeriChip entered into a new financing with an affiliate of Laurus and the VeriChip Loan is now subordinated to the obligations of VeriChip under its new credit facility. VeriChip’s new credit facility is discussed below.
VeriChip Financing
On February 29, 2008, VeriChip obtained financing in the form of a $8.0 million secured term note, or the VeriChip Note, with Valens Offshore SPV II, Corp., or the VeriChip Lender. The VeriChip Lender is an affiliate of Kallina and Laurus, which are our lenders. In connection with the VeriChip financing, we entered into a Subordination Agreement with the VeriChip Lender, dated February 29, 2008, under which security provided by VeriChip to us to secure the VeriChip Loan is subordinated in right of payment and priority to the payment in full due to the VeriChip Lender by VeriChip. In addition, DAC entered into a letter agreement with VeriChip, dated February 29, 2008, which provides that, in connection with the supply and development agreement, the VeriChip Lender is entitled to the benefit of all of the rights of VeriChip under the supply and development agreement including, without limitation, the right to sell any of the Developed Products (as defined in the supply and development agreement) provided by DAC and the right to require DAC to manufacture the Developed Products and supply such Developed Products, provided however, that the VeriChip Lender may not exercise any rights under the supply and development agreement unless an event of default has occurred and is continuing, the VeriChip Lender commenced exercising its rights, and in exercising its rights the VeriChip Lender complies with the supply and development agreement and all applicable laws.
VeriChip Letter Agreement
VeriChip used part of the proceeds of the financing with the VeriChip Lender to prepay $5.3 million of debt owed to us pursuant to the VeriChip Loan. In connection with the VeriChip financing, VeriChip entered into a letter agreement with us, dated February 29, 2008, under which VeriChip agreed, among other things, (i) to prepay the $5.3 million to us, (ii) to amend the VeriChip Loan documents to reduce the grace period from thirty days to five business days, (iii) to include a cross-default provision under which an event of default under the VeriChip Note, if not cured within the greater of the applicable cure period or ten days after the occurrence thereof, is an event of default under the VeriChip Loan, and (iv) to amend the December 2007 Letter Agreement. As a result of the $5.3 million payment, VeriChip is not required to make any further debt service payments to us until September 1, 2009.
As consideration for providing financing to VeriChip, which in turn enabled VeriChip to make the $5.3 million prepayment us, we issued to the VeriChip Lender 230,000 shares of our common stock.
As of December 31, 2007 and April 15, 2008, approximately $12.9 million and $7.6 million of principal and accrued interest, respectively, was outstanding on the VeriChip Loan.
Tax Allocation Agreement with VeriChip
From VeriChip’s inception and through February 14, 2007, the date of completion of VeriChip’s initial public offering, it has been included in our federal consolidated income tax group, and VeriChip’s federal income tax liability, if any, has been included in our consolidated federal income tax liability. Effective February 14, 2007, VeriChip is no longer part of our consolidated income tax group under applicable provisions of the Code and regulations thereunder, and will file separate tax returns.
We and VeriChip entered into a tax allocation agreement providing for each of the parties’ obligations concerning various tax liabilities. Under the agreement, effective February 14, 2007, VeriChip is generally liable for, and will indemnify us if necessary, with respect to federal income taxes and any state taxes measured by net income, and any interest or penalties thereon or additions to such tax that are either (i) imposed on or incurred by VeriChip for any taxable period ending prior to February 14, 2007 or (ii) equitably apportioned to VeriChip by us for all tax periods beginning before and ending on or after February 14, 2007. VeriChip is also liable for any other taxes (and any interest or penalties thereon or additions to such taxes) attributable to VeriChip or its subsidiaries for any period. Likewise, we will remain responsible for all prior period taxes attributable to the other members of the consolidated group and will indemnify VeriChip with respect to such liabilities.

Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax allocation agreement has allocated tax liabilities between us and VeriChip, for any period in which VeriChip was included in our consolidated group, VeriChip could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of the group. We will indemnify VeriChip for such liability, to the extent that such liability is not attributable to VeriChip, as described above.
Certain states may require that VeriChip be included in a unitary or other combined tax return with us after February 14, 2007. If that occurs, we will file such returns and our share of the actual tax liability will be allocated to VeriChip in a manner consistent with the methodology historically followed by us and VeriChip.
InfoTech
Satisfaction of Loan Agreement with InfoTech
On May 15, 2007, we and InfoTech entered into a Satisfaction of Loan Agreement, or SLA. On or about June 27, 2003, InfoTech, our majority-owned subsidiary, made a loan to us in the original principal amount of $1.0 million. The loan was scheduled to mature on June 30, 2007. In full satisfaction of our obligations under the loan and the related documents, we and InfoTech entered into the SLA where we agreed to issue and deliver to InfoTech 0.8 million shares of our common stock. We were obligated to continue to pay InfoTech interest in cash on the sum of $1.0 million at the existing rate per annum under the note, which was 16%, until the date the shares are registered. The shares were registered on June 11, 2007. Since the value of the 0.8 million shares issued to InfoTech exceeded $1.0 million on the effective date of the registration statement, InfoTech was required to promptly return to us the number of shares valued in excess of the $1.0 million as of that date, or approximately 0.1 million shares. As of December 31, 2007, InfoTech has sold 0.2 million of these shares for net proceeds of $0.3 million and it has recorded a loss on the sale of the shares of approximately $23,000. In addition, during 2007, InfoTech was required to record an unrealized loss of approximately $0.4 million representing the reduction in the fair market value of the shares on the date of the effectiveness of the registration statement, which value was $1.41 per share, and the value of the 0.5 million unsold shares as of December 31, 2007, of $0.42 per share. Because such realized and unrealized losses resulted from transactions in our own common stock, they were eliminated upon the consolidation of InfoTech and our operating results, and accordingly, they are not reflected in the consolidated financial statements. The value of our common stock held by InfoTech as of December 31, 2007, was approximately $0.6 million and these shares are reflected in the consolidated balance sheet as treasury stock.
Review, Approval or Ratification of Transactions with Related Parties
Our audit and governance committee’s charters require review of any proposed related party transactions, conflicts of interest and any other transactions for which independent review is necessary or desirable to achieve the highest standards of corporate governance. It is also our unwritten policy, which policy is not otherwise evidenced, for any related party transaction that involves more than a de minimis obligation, expense or payment, to obtain approval by our board of directors prior to our entering into any such transaction. In conformity with our various policies on related party transactions, each of the above transactions discussed in this “Certain Relationships and Related Transactions” section has been reviewed and approved by our board of directors.

(Proposal 2)
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR
NAME TO DIGITAL ANGEL CORPORATION
On April 17, 2008, our board of directors approved an amendment to our certificate of incorporation, as amended, subject to stockholder approval, to change our name from “Applied Digital Solutions, Inc.” to “Digital Angel Corporation.” If approved by our stockholders, our name change will be effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. A form of the Certificate of Amendment to our certificate of incorporation incorporating the amendment proposed in this Proposal 2 and the amendment proposed in Proposal 4 below is attached to this proxy statement as Annex A.
We believe that the proposed name is appropriate because we have been doing business under the name “Digital Angel” since we completed our merger with DAC. We also believe that the proposed name will better communicate to the public, including our customers, business partners and investors, our current business as a leading developer of global positioning satellite and radio frequency identification technology.
The change of our name will not affect in any way the validity of currently outstanding stock certificates or the trading of our securities. Our common stock will continue to trade on the Nasdaq Capital Market under the symbol “DIGA.”
Vote Required
In order to approve this proposal, the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be received in favor of this proposal. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of an amendment to our certificate of incorporation to change our name to Digital Angel Corporation.
Recommendation of Our Board of Directors
Our board of directors recommends a vote FOR approval of an amendment to our certificate of incorporation to change our name to Digital Angel Corporation.

(Proposal 3)
APPROVAL OF AN AMENDMENT TO OUR 2003 FLEXIBLE STOCK PLAN TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN FROM
5,200,000 TO 7,000,000 SHARES
Our stockholders are asked to act upon a proposal to amend our 2003 Flexible Stock Plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares.
Introduction
On May 14, 2003, the board of directors adopted the Applied Digital Solutions, Inc. 2003 Flexible Stock Plan, or the 2003 Plan, which was approved by our stockholders on July 25, 2003. On July 24, 2004 and June 11, 2005, our stockholders approved amendments to the 2003 Plan to increase the number of authorized shares of common stock issuable under the plan to 2,600,000 and 5,200,000 shares, respectively. The 2003 Plan is intended to attract, retain, motivate and reward employees, directors and other individuals and to encourage ownership by employees, directors and other individuals of our common stock. The 2003 Plan also allows us to grant awards of common stock in lieu of payments of cash compensation pursuant to the mutual agreement of a participant and the Company. An employee is an individual employed by the Company or a subsidiary. As of April 14, 2008, approximately 600 individuals were eligible to participate in the 2003 Plan. The 2003 Plan provides for benefits, which we collectively refer to as Benefits, to be awarded in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights (as described below and referred to hereafter as SARs), Restricted Stock, Performance Shares, Cash Awards, and Other Stock Awards, each of which is defined below.
On April 17, 2008, the board of directors approved an amendment to the 2003 Plan increasing the number of shares of common stock that may be issued under the 2003 Plan from 5,200,000 to 7,000,000 shares. Under the 2003 Plan, as of April 15, 2008, options, net of forfeitures, to acquire 5,041,354 shares of our common stock have been granted by the committee designated for such purpose, and 49,744 shares of our common stock have been granted as payment for certain directors’ fees.
Vote Required
In order to approve this proposal, the affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, must be received in favor of this proposal. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of an amendment to the 2003 Plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares.
Recommendation of Our Board of Directors
Our board of directors recommends a vote FOR the approval of an amendment to our 2003 Flexible Stock Plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares.
Set forth below is a description of the essential features of the 2003 Plan. This description is subject to and qualified in its entirety by the full text of the 2003 Plan, which plan, as amended and restated assuming this proposal 3 is approved, is attached to this proxy statement as Annex B.
DESCRIPTION OF THE 2003 PLAN
Number of Shares
Under the proposed amendment, the number of shares of common stock that may be issued in connection with Benefits shall be increased from 5,200,000 shares to 7,000,000 shares of common stock. Such shares may be authorized but unissued shares, shares held in the Company’s treasury, or both. If an option or SAR expires or is terminated, surrendered or canceled, without having been fully exercised, if Restricted Stock or Performance Shares are forfeited, or if any other grant results in shares of common stock not being issued, the shares covered by such option or SAR, grant of shares of Restricted Stock, Performance Shares or other grant, as the case may be, shall again be available for use under the 2003 Plan.

If there is any change in the common stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of SARs and number and class of shares available for options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of shares subject to any outstanding options, SARs, grants of Restricted Stock or Performance Shares which are not yet vested, and Other Stock Based Awards, and the price thereof, as applicable, may be appropriately adjusted.
Administration
The 2003 Plan is administered by a committee, that consists of the “outside directors” of the Board, unless the Board appoints a committee of two or more but less than all of the Board all of whom are “outside directors” as defined in Section 162(m) of the Code. If the committee does not include the entire Board, it shall serve at the pleasure of the outside directors of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the committee.
Subject to the express provisions of the 2003 Plan, the committee has complete authority to:
•	determine when and to whom Benefits are granted and the type and amounts of Benefits;

•	determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

•	interpret and construe the 2003 Plan and any agreement, an Award Agreement, evidencing and describing a Benefit;

•	prescribe, amend and rescind rules and regulations relating to the 2003 Plan;

•	determine the form and contents of all Award Agreements;

•	determine all questions relating to Benefits under the 2003 Plan;

•	take any other action which it considers necessary or appropriate for the administration of the 2003 Plan and to carry out the purposes of the 2003 Plan; and

•	take such actions are necessary such that specific awards granted under the 2003 Plan generally will not be subject to the tax deduction limits of Section 162(m) of the Code.
Except as required by Rule 16b-3 of the Exchange Act with respect to Benefits granted to persons who are subject to Section 16 of the Exchange Act (consisting of directors and officers), or other applicable law, including Code Section 162(m), the committee may delegate its authority to any employee, employees or committee.
Amendment, Termination and Change in Control
The board of directors may amend the 2003 Plan at any time. However, the board of directors may not amend the 2003 Plan without stockholders’ approval if such amendment:
•	would cause options, which are intended to qualify as Incentive Stock Options to fail to qualify as such;

•	would cause the 2003 Plan to fail to meet the requirements of Rule 16b-3 of the Exchange Act; or

•	would violate applicable law.

The 2003 Plan has no fixed termination date and shall continue in effect until terminated by the board of directors.
The amendment or termination of the 2003 Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the committee if and to the extent permitted by the 2003 Plan or any Award Agreement or with the consent of the participant to whom such Benefit was granted.
In the event of a Change in Control, as defined below, all Incentive Stock Options and Non-Qualified Stock Options shall become fully exercisable, all Stock Appreciation Rights shall become immediately payable, all Restricted Stock shall become vested, all Performance Shares shall be deemed fully earned, and all Cash Awards, Other Stock Based Awards, and other Benefits shall become fully vested, exercisable or payable. In addition, the committee may, to the extent not inconsistent with the above, provide such protection as it deems necessary to maintain a participant’s rights, including, without limitation:
•	providing for purchase of a benefit for an amount in cash equal to the amount which could have been attained upon the exercise or realization of such benefit;

•	making such adjustment to the outstanding benefits as the committee deems appropriate; and/or

•	causing the outstanding benefits to be assumed, or new benefits substituted therefor, by the surviving corporation.
“Change in Control” means:
•	the acquisition by any person or group, other than the Company and certain related entities, of more than 20% of the outstanding shares of common stock;

•	a change in the majority of the members of the board of directors during any two year period which is not approved by at least two-thirds of the members of the board of directors who were members at the beginning of the two year period;

•	a merger or consolidation involving the Company in which the stockholders of the Company prior to the effective date of the transaction do not have more than 50% of the voting power of the surviving entity immediately following the transaction;

•	the liquidation or dissolution of the Company; or

•	a sale or other disposition of all or substantially all of the Company’s assets.
Eligibility for Benefits
Benefits may be awarded to individuals selected by the committee. Benefits may be awarded only to employees, members of the board of directors, (including former employees and former members of the board of directors if in connection with their separation from the Company), employees and owners of entities which are not affiliates of the Company but which have a direct or indirect ownership interest in the Company or its affiliates, individuals who, and employees and owners of entities which, are customers or suppliers of the Company or its affiliates, individuals who, and employees and owners of entities which, render services to the Company or its affiliates, and individuals who, and employees and owners of entities which, have ownership or business affiliations with any individual or entity previously described. Incentive Stock Options may be granted only to employees of the Company or a subsidiary of the Company.

Types of Benefits
Under the 2003 Plan, the committee may grant a number of different types of Benefits. A summary of the principal characteristics of various types of Benefits which may be granted is set forth below.
Stock Options. Two types of stock options to purchase our common stock may be granted under the 2003 Plan. Stock options intended to qualify for special tax treatment under Section 422 of the Code are referred to as “Incentive Stock Options,” and options not intended to so qualify are referred to as “Non-Qualified Stock Options.” In the case of Non-Qualified Stock Options, the option price shall be determined by the committee but shall be no less than 100% of the fair market value of the shares of common stock on the date the option is granted, and, in the case of Incentive Stock Options, the price shall be determined by the committee but shall be no less than 100% of the fair market value of the shares of common stock on the date the option is granted.
The other terms of options shall be determined by the committee. However, in the case of options intended to qualify as Incentive Stock Options, such terms must meet all requirements of Section 422 of the Code. Currently, such requirements are:
•	the option must be granted within 10 years from the adoption of the 2003 Plan;

•	the option may not have a term longer than 10 years;

•	the option must be not transferable other than by will or the laws of descent and distribution and may be exercised only by the optionee during his/her lifetime;

•	the maximum aggregate fair market value of common stock with respect to which such options are first exercisable by an optionee in any calendar year may not exceed $100,000; and

•	the option must be granted to an employee.
In addition, if the optionee owns more than 10% of the Company’s common stock or more than 10% of the total combined voting power of all classes of stock of any subsidiary, the option price must be at least 110% of fair market value of the shares of common stock on the date the option is granted, and the option may not have a term longer than five years.
SARs. A SAR is the right to receive an amount equal to the appreciation in value of one share of common stock from the time the SAR is granted until the time the grantee elects to receive payment. Participants who elect to receive payment of SARs shall receive payment in common stock . When SARs are granted in tandem with an Incentive Stock Option, the SARs must contain such terms and conditions as are necessary for the related option to qualify as an Incentive Stock Option. In addition, if SARs are granted in tandem with a stock option, the exercise of the option shall cause a correlative reduction in the SARs; and the payment of SARs shall cause a correlative reduction in the shares under the option.
Restricted Stock. Restricted Stock is common stock which is subject to forfeiture until a period of time has elapsed or certain conditions have been fulfilled. Unless the committee determines otherwise, shares of Restricted Stock shall be granted at a cost equal to par value (presently $.01 per share). Certificates representing shares of Restricted Stock shall bear a legend referring to the 2003 Plan, noting the risk of forfeiture of the shares and stating that such shares are non-transferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of Restricted stock from the date of grant.

Performance Shares. Performance Shares are the right to receive common stock or cash equal to the fair market value of the common stock at a future date in accordance with the terms of the grant. Generally, such right shall be based upon the attainment of targeted profit and/or other performance objectives. The committee shall determine the performance targets which will be applied with respect to each grant of Performance Shares at the time of grant, but in no event later than 90 days after the beginning of the period of service to which the performance targets relate. The performance criteria applicable to Performance Shares will be one or more of the following: (1) stock price; (2) average annual growth in earnings per share; (3) increase in stockholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on stockholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; and (11) operating expenses. Each performance target applicable to a Performance Share award and the deadline for satisfying each such target shall be stated in the Award Agreement between the Company and the grantee. The committee must certify in writing that each such target has been satisfied before the Performance Shares award becomes effective.
Cash Awards. A Cash Award is a Benefit payable in cash. If the committee intends for the Cash Award to qualify as Performance Based Compensation, the committee shall determine the performance targets which will be applied with respect to each grant of such Cash Awards at the time of grant, but in no event later than 90 days after the beginning of the period of service to which the performance targets relate. The performance criteria applicable to such Cash Awards will be one or more of the following: (1) stock price; (2) average annual growth in earnings per share; (3) increase in stockholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on stockholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; and (11) operating expenses. Each performance target applicable to such Cash Award and the deadline for satisfying each such target shall be stated in the Award Agreement between the Company and the grantee. The committee must certify in writing that each such target has been satisfied before such Cash Awards become effective. The maximum cash award that an individual may receive in any calendar year in the aggregate is the greater of $100,000 or 100% of the grantee’s compensation (excluding any Cash Award) for such year.
Other Stock Based Awards. An Other Stock Based Award is an award that is valued in whole or in part by reference to, or is otherwise based on, common stock. The committee shall have the right to grant shares in lieu of the payment of cash compensation pursuant to the mutual agreement of the participant and the Company.
General Provisions Applicable to Benefits
Under the 2003 Plan, the following provisions are applicable to one or more types of Benefits.
Award Agreement and Terms of Benefits. The grant of any Benefit may be evidenced by an Award Agreement which describes the specific Benefit granted and the terms, conditions and provisions of, and restrictions relating to, such Benefit. Any Award Agreement shall contain such provisions as the committee shall determine to be necessary, desirable and appropriate.
Transferability. Unless otherwise specified in an Award Agreement or permitted by the committee, each Benefit shall be non-transferable other than by will or the laws of descent and distribution and shall be exercisable during a participant’s lifetime only by him/her.
Tandem Awards. Awards may be granted by the committee in tandem. However, no Benefit may be granted in tandem with an Incentive Stock Option except SARs.
Payment. Upon the exercise of an option or in the case of any other Benefit that requires a payment to the Company, payment may be made either:
•	in cash; or

•	with the consent of the committee:
•	by the tender of shares of common stock having an aggregate fair market value equal to the amount due the Company, including a so-called “cashless exercise;”

•	in other property;

•	by the surrender of all or part of a Benefit (including the Benefit being exercised or acquired); or

•	by any combination of the foregoing, including cash.

Dividend Equivalents. Grants of Benefits in common stock or common stock equivalents may include dividend equivalent payments or dividend credit right.
Withholding. At the time any Benefit is distributed under the 2003 Plan, the Company may withhold, in cash or in shares of common stock, from such distribution any amount necessary to satisfy income withholding requirements applicable to such distribution.
Limitation on Benefits. The number of shares covered by options where the purchase price is no less than fair market value on the date of grant plus SARs which may be granted to any one individual in any calendar year shall not exceed 1,000,000. The number of shares covered by Performance Shares in any calendar year shall not exceed 500,000.
Restrictions on Shares
The committee may require each person purchasing common stock pursuant to an option or receiving common stock pursuant to any other form of Benefit under the 2003 Plan to represent to and agree with the Company in writing that such person is acquiring the shares for investment and without a view to distribution or resale. In addition, shares issued under the Plan may be subject to restrictive agreements between the Company or a subsidiary and the participant. The committee may require that a legend reflecting any restriction described above be placed on any certificate for shares.
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
The following is a summary of the U.S. federal income tax consequences of the Plan, based on current income tax laws, regulations and rulings.
Incentive Stock Options
Subject to the effect of the Alternative Minimum Tax, discussed below, an optionee does not recognize income on the grant of an Incentive Stock Option. If an optionee exercises an Incentive Stock Option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise, and the Company will be allowed no deduction by reason of the grant or exercise. The optionee’s basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his/her gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his/her gain or loss will be the difference between the amount realized on the disposition of the shares and his/her basis in the shares.
If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise, or Early Disposition, the optionee will realize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of:
•	the amount realized on the Early Disposition, or

•	the fair market value of the shares on the date of exercise, over the optionee’s basis in the shares.
The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. If an optionee disposes of such shares for less than his/her basis in the shares, the difference between the amount realized and his/her basis will be a long-term or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition.

The excess of the fair market value of the shares at the time the Incentive Stock Option is exercised over the exercise price for the shares is an item of tax preference, or Stock Option Preference, which is discussed below.
Non-Qualified Stock Options
Non-Qualified Stock Options do not qualify for the special tax treatment accorded to Incentive Stock Options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he recognizes ordinary income upon the exercise of a Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise of the option over the amount of cash paid for the stock.
As a result of the optionee’s exercise of a Non-Qualified Stock Option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee’s gross income. The Company’s deduction will be taken in the Company’s taxable year in which the option is exercised.
The excess of the fair market value of the stock on the date of exercise of a Non-Qualified Stock Option over the exercise price is not a Stock Option Preference.
SARs
Recipients of SARs do not recognize income upon the grant of such rights. When a participant elects to receive payment of a SAR, he recognizes ordinary income in an amount equal to the fair market value of shares of common stock received, and the Company is entitled to a deduction equal to such amount.
Restricted Stock; Performance Shares
Grantees of Restricted Stock and Performance Shares do not recognize income at the time of the grant of such stock. However, when shares of Restricted Stock become free from any restrictions or when Performance Shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock on the date all restrictions are satisfied, less, in the case of Restricted Stock, the amount paid for the Stock. Alternatively, the grantee of Restricted Stock may elect to recognize income upon the grant of the Stock and not at the time the restrictions lapse, in which case the amount of income recognized will be the fair market value of the Stock on the date of grant less any amount paid. The Company will be entitled to deduct as compensation the amount includible in the grantee’s income in its taxable year in which the grantee recognizes the income.
Cash Awards
Cash Awards are taxable as ordinary income when received or constructively received by a participant. The Company is entitled to deduct the amount of a Cash Award when the award is taxable to the recipient.
Taxation under Section 409A of the Code
Under Section 409A of the Code, compensation deferred under nonqualified deferred compensation plans that do not satisfy election, distribution, and funding restrictions will be subject to current income inclusion, a 20% tax and interest assessments in the year of deferral, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. The plan has been amended to comply with the provisions of Section 409A, in order to avoid such assessments.
Taxation of Preference Items
The Code imposes an Alternative Minimum Tax on a portion of the optionee’s “alternative minimum taxable income”. Alternative minimum taxable income is determined by adding the optionee’s Stock Option Preference and any other items of tax preference to the optionee’s adjusted gross income and then subtracting certain allowable deductions and a specified exemption amount.

Change of Control
If there is an acceleration of the vesting or payment of Benefits and/or an acceleration of the exercisability of stock options upon a Change of Control, all or a portion of the accelerated benefits may constitute “Excess Parachute Payments” under Section 280G of the Code to certain officers, stockholders, or highly-compensated individuals. The individual receiving an Excess Parachute Payment incurs an excise tax of 20% of the amount of the payment in excess of the individual’s average annual compensation over the five calendar years preceding the year of the Change of Control, and the Company is not entitled to a deduction for such payment.
Limitation on Deduction
Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee to the extent such remuneration exceeds $1,000,000. Under the regulations interpreting Code Section 162(m), a covered employee is any individual who, as of the last day of the Company’s taxable year, is the Company’s chief executive officer or among the four highest compensated officers. Code Section 162(m) does not apply to: (a) compensation payable solely on account of the attainment of one or more performance goals if (i) the goals are determined by a committee of two or more outside directors, (ii) the material terms under which the remuneration will be paid, including the goals, is disclosed to stockholders and approved by a majority of the stockholders, and (iii) except in the case of SARs and certain stock options (as described below), the committee certifies that the goals have been met; and (b) compensation payable under a binding contract in effect on February 17, 1993 which is not thereafter modified in any material respect. Compensation arising from SARs and stock options where the price from which appreciation is calculated or exercise price, as the case may be, is no less than fair market value on the date of grant constitute compensation on account of attainment of a performance goal as long as the committee described above grants the SARs or options and the stockholders approve the maximum number of shares per participant over a specific time period. The $1,000,000 limitation is reduced by any remuneration subject to such limitation for which a deduction is disallowed under the Change of Control provisions set forth above. Benefits under the Plan may be structured to avoid the application of Code Section 162(m).
Summary Only
The foregoing statement is only a summary of the U.S. federal income tax consequences of the 2003 Plan and is based on the Company’s understanding of present U.S. federal tax laws and regulations.
EQUITY COMPENSATION PLAN INFORMATION
During 2007, we granted 50,000 shares of common stock under our 2003 Plan for executive compensation. We granted options to purchase 110,000 shares of our common stock during 2007 under our equity compensation plans. As of December 31, 2007, the following shares of our common stock were authorized for issuance under our equity compensation plans:

Number of securities
remaining available
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price per	equity compensation
	exercise of	share of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category(1)	(a)	(b)	(c)
Equity compensation plans approved by security holders	18,317,393	$2.80	2,690,887	(2)
Equity compensation plans not approved by security holders(3)	—	—	—

Total	18,317,393	$2.80	2,690,887

(1)	A narrative description of the material terms of our equity compensation plans is set forth in Note 12 to our consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2007.

(2)	Includes 560,948 shares available for future issuance under our 1999 Employees Stock Purchase Plan.

(3)	In addition, we have made grants outside of our equity plans and have outstanding options exercisable for 925,000 shares of our common stock. These options were granted as an inducement for employment or for the rendering of consulting services.

(Proposal 4)
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 165,000,000 TO 190,000,000 SHARES
Our stockholders are asked to act upon a proposal to amend our certificate of incorporation, as amended, to increase the number of authorized shares of common stock from 165,000,000 shares to 190,000,000 shares. A form of the Certificate of Amendment to our certificate of incorporation incorporating the amendment proposed in this Proposal 4 and the amendment proposed in Proposal 2 above is attached to this proxy statement as Annex A.
On November 27, 2007, at our special meeting of stockholders, our stockholders approved the issuance of shares of our common stock to DAC stockholders in connection with the merger with DAC; ratified the appointment of Michael E. Krawitz as a member of our board of directors to hold office until the 2010 annual meeting of stockholders or until his successor has been duly elected and qualified; and approved the issuance of shares of common stock in lieu of cash to five of our officers, including our former president and chief executive officer, should severance payments be triggered and should we desire or be obligated to issue common stock in lieu of cash.
In addition, at our special meeting of stockholders on November 27, 2007, we adjourned our special meeting of stockholders on the proposal relating to the increase in our number of shares of capital stock, from 130,000,000 shares, of which 125,000,000 shares were common stock, to 170,000,000 shares, of which 165,000,000 shares were to be common stock, to effectuate the merger with DAC. While the votes cast were overwhelmingly in favor of this proposal, an insufficient number of shares were voted to approve this proposal and therefore we adjourned the meeting to solicit additional proxies. On December 21, 2007, our stockholders approved the proposal, and we amended our certificate of incorporation with the State of Delaware to reflect the increase in the number of shares of our capital stock.
Our certificate of incorporation currently authorizes us to issue up to 165,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 14, 2008, we had 118,615,205 shares of common stock outstanding. After the issuance of all the shares of common stock that we may be required to issue under earn out and other agreements, and assuming all of our outstanding options and warrants were exercised, we would have approximately 158,336,551 shares of common stock outstanding and 6,663,449 available for issuance. As a result of the limited number of shares available for issuance, our board of directors believes the proposed increase in the authorized number of shares of common stock is necessary to provide the Company with the flexibility to meet business and compensation needs as they arise, to take advantage of favorable opportunities and to respond to a changing environment.
The additional shares of common stock would be available for issuance from time to time and for such purposes as the board of directors may deem advisable without further action by our stockholders, except as may be required by applicable laws or regulations. Although none are currently contemplated by the board of directors, these purposes may include acquisitions of property and securities, additional stock issuances, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations or other corporate purposes. In addition, the board of directors believes that an increase in the number of authorized shares would provide the Company with the ability to issue such additional new shares of common stock should the opportunity be presented in the future.
Each additional share of common stock authorized by the amendment to Article Three of our certificate of incorporation described in this proposal would have the same rights and privileges under our certificate of incorporation as each share of common stock currently authorized. Stockholders have no preemptive rights with respect to common stock and the issuance of common stock, other than on a pro-rata basis, would result in dilution of a stockholder’s interest.
Vote Required
In order to approve this proposal, the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be received in favor of this proposal. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 165,000,000 shares to 190,000,000 shares.
Recommendation of Our Board of Directors
Our board of directors recommends a vote FOR approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 165,000,000 shares to 190,000,000 shares.

(Proposal 5)
RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit and governance committee has appointed Eisner LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008, subject to ratification by our stockholders. Eisner LLP has audited our consolidated financial statements since the year ended December 31, 2002.
A representative of Eisner LLP is expected to be present at the annual meeting, in person or by telephone, and will have an opportunity to make a statement if he or she so desires. The Eisner LLP representative will also be available to respond to appropriate questions from stockholders.
Audit and Non-Audit Fees
For the fiscal years ended December 31, 2007 and 2006, fees for services provided by Eisner LLP were as follows:

	2007(1)	2006
A. Audit Fees	$923,888	$797,585
B. Audit-Related Fees (review of registration statements and other SEC filings)	$110,400	$19,221
C. Tax Fees (tax-related services, including income tax advice regarding income taxes within the United States)	—	—
D. All other fees (acquisition due diligence services)	—	—

Total Fees	$1,034,288	$816,806

(1)	Fees for services provided by Eisner LLP to DAC in 2007 were: Audit Fees – $135,668; Audit-Related Fees – $112,450; Tax Fees – $0; and All other fees – $0.
None of the services described above were approved pursuant to the exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Compatibility of Fees
The audit and governance committee of the board of directors has considered whether the provision of the services listed above is compatible with maintaining the independent registered public accounting firm’s independence and has concluded that the services did not interfere with the independent registered public accounting firm’s independence.
Pre-Approval Policies and Procedures
The audit and governance committee has a policy for the pre-approval of audit services, requiring its prior approval for all audit and non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not provide certain prohibited services. The audit and governance committee’s prior approval must be obtained before the scope or cost of pre-approved services is increased.
Consistent with these policies and procedures, the audit and governance committee approved all of the services rendered by Eisner LLP during fiscal years 2007 and 2006, as described above.
Vote Required
In order to approve this proposal, the affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, must be received in favor of this proposal. Unless a contrary choice is specified, proxies solicited by our board of directors will be voted FOR ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Recommendation of Our Board of Directors
Our board of directors recommends a vote FOR ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008.
REPORT OF THE AUDIT AND GOVERNANCE COMMITTEE
The following Audit and Governance Committee Report shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The audit and governance committee oversees our financial reporting process on behalf of our board of directors. The committee is comprised of three directors. The committee is currently governed by our audit committee charter and our compliance and governance committee charter. We are currently in the process of combining these charters. A copy of those charters are available on our website at www.digitalangel.com. All of the audit and governance committee members are independent within the meaning of Rule 4200(a)(14) of the Nasdaq Marketplace Rules, and are “independent,” as that term is defined in Section 10A of the Exchange Act. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its responsibilities, the committee reviewed the financial statements in the quarterly reports on Form 10-Q and the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of our financial reporting and controls.
The committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting standards, their judgments as to the quality and acceptability of our financial reporting and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380) as may be modified or supplemented. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and us, including the matters in the registered public accounting firm’s written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Furthermore, the committee has considered whether the provision of non-audit services by the independent registered public accounting firm for the fiscal year ended December 31, 2007, is compatible with maintaining their independence.
The committee also discussed with our independent registered public accounting firm the overall scope and plans for its audit. At least once a quarter, the committee meets with members of the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The committee has appointed Eisner LLP to serve as our principal independent public accountants for the year ending December 31, 2008.
Management is responsible for our financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The committee’s responsibility is to monitor and review these processes. It is not the committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the committee may not be, and, except for our audit committee financial experts, do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the independent registered public accounting firm’s report on our financial statements. The committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with U.S. generally accepted auditing standards or that our independent accountants are in fact “independent.”

In addition to the responsibilities discussed in the preceding paragraphs, the committee’s responsibilities include reviewing significant accounting policies, policy decisions and changes, along with significant accounting, reporting and operational issues. The committee also reviews corporate policies and significant instances (if any) of the lack of compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct or fraud. The committee is responsible for the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting, review and approval of the annual internal audit plan and reports of the internal audit function and the establishment of procedures to receive, retain and treat complaints and whistle-blower information regarding questionable accounting or auditing matters.
The committee is pleased to submit this report to the stockholders with regard to the above matters.
Michael S. Zarriello, Chairman
Dennis G. Rawan
Daniel E. Penni

STOCKHOLDER PROPOSALS
Pursuant to the applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. Proposals by stockholders intended to be included in our 2009 proxy statement must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act and must be submitted in writing to the Secretary of us no later than January 5, 2009, or a reasonable time before we begin to print and mail our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of such securities rules. Stockholder proposals to be presented at our 2009 annual meeting (but not intended to be included in our 2009 proxy statement) must be submitted in writing to our Secretary no earlier than April 1, 2009, but no later than May 1, 2009, in accordance with our bylaws. Otherwise, the proxies named by our board of directors may exercise discretionary voting authority with respect to the stockholder proposal, without any discussion of the proposal in our proxy materials.
OTHER MATTERS
Multiple Stockholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances, unless contrary instructions are received from stockholders. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to request delivery of a single copy of annual reports or proxy statements or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a stockholder wishes to receive a separate proxy statement for the 2008 annual meeting of stockholders or a 2007 annual report, the stockholder may receive printed copies by contacting Applied Digital Solutions, Inc., Attention: Secretary, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445 by mail.
Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.
Financial Statements. Our consolidated financial statements for the year ended December 31, 2007 are included in our 2007 annual report to stockholders. Copies of the annual report are being sent to our stockholders concurrently with the mailing of this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.
Other Matters. At the date hereof, there are no other matters which our board of directors intends to present or has reason to believe others will present at the annual meeting. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.
The form of proxy and this proxy statement have been approved by our board of directors and are being mailed and delivered to stockholders by its authority.

JOSEPH J. GRILLO
Chief Executive Officer and President
Delray Beach, Florida
April 29, 2008

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
APPLIED DIGITAL SOLUTIONS, INC.
Joseph J. Grillo and Lorraine M. Breece, or either of them, are appointed by the undersigned as proxies, or the proxies, each with power of substitution, to represent and vote the shares of stock of Applied Digital Solutions, Inc. d/b/a Digital Angel, or the Company, which the undersigned would be entitled to vote at the annual meeting of stockholders of the Company to be held on June 20, 2008, at 9:30 a.m., Central Standard Time, at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402, and at any postponements or adjournments thereof as if the undersigned were present and voting at the annual meeting.
THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SET FORTH BELOW AND, WHERE NO DIRECTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR NAMED BELOW AND FOR EACH PROPOSAL REFERRED TO BELOW.
VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit your voting instructions for electronic delivery of information through 11:59 P.M. Eastern Daylight Savings Time on June 19, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions through 11:59 P.M. Eastern Daylight Savings Time on June 19, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Digital Solutions, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.
1.	Election of Director;
Note: Unless otherwise indicated, the shares represented by this proxy will be voted for the nominee named below.
NOMINEE:
Daniel E. Penni

FOR	☐

WITHHOLD	☐
Dennis G. Rawan

FOR	☐

WITHHOLD	☐

3.	Approval of an amendment to the Company’s certificate of incorporation to change the Company’s name to Digital Angel Corporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approval of an amendment to the Company’s 2003 flexible stock plan to increase the number of authorized shares of common stock issuable under the plan from 5,200,000 to 7,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s common stock from 165,000,000 to 190,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	In their discretion, the proxies are authorized to vote upon such other business that may properly come before the annual meeting.
Please sign, date and return this proxy in the enclosed envelope. Joint Owners should each sign this proxy. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should give their full title.
Please indicate if you plan to attend this meeting.       YES ☐       NO ☐

Signature [PLEASE SIGN WITHIN THE BOX]	Date	Signature (Joint Owners)	Date

ANNEX A
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
APPLIED DIGITAL SOLUTIONS, INC.
It is hereby certified that:
1. The name of the corporation (hereinafter called the “Corporation”) is Applied Digital Solutions, Inc.
2. The Certificate of Incorporation of the Corporation is hereby amended by changing the Article numbered “One” so that, as amended, said Article shall be and read as follows:
ARTICLE ONE
The name of the corporation is Digital Angel Corporation (the “Corporation”).
3. The Certificate of Incorporation of the Corporation is hereby amended by changing the first paragraph of the Article numbered “Three” so that, as amended, said paragraph of said Article shall be and read as follows:
ARTICLE THREE
The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety Five Million (195,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock (“Preferred Stock”) having a par value of $10.00 per share and One Hundred Ninety Million (190,000,000) shares shall be common stock (“Common Stock”) having a par value of $.01 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:
4. Pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held, on [June 20], 2008 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.
5. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
NOW, THEREFORE, the Corporation has caused this Certificate to be signed this • day of July, 2008.

By:
Title:
Name:

A-1

ANNEX B
APPLIED DIGITAL SOLUTIONS, INC.
2003 FLEXIBLE STOCK PLAN
(as Amended and Restated through June 20, 2008)

APPLIED DIGITAL SOLUTIONS, INC.
2003 FLEXIBLE STOCK PLAN
(as Amended and Restated through June 20, 2008)

1. NAME AND PURPOSE	B-2

1.1 Name	B-2
1.2 Purpose	B-2

2. DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION	B-2

2.1 General Definitions	B-2
2.1.1 Affiliate	B-2
2.1.2 Agreement	B-2
2.1.3 Benefit	B-2
2.1.4 Board	B-2
2.1.5 Cash Award	B-2
2.1.6 Change of Control	B-2
2.1.7 Code	B-4
2.1.8 Company	B-4
2.1.9 Committee	B-4
2.1.10 Common Stock	B-4
2.1.11 Effective Date	B-4
2.1.12 Employee	B-4
2.1.13 Employer	B-4
2.1.14 Exchange Act	B-4
2.1.15 Fair Market Value	B-4
2.1.16 Fiscal Year	B-4
2.1.17 ISO	B-5
2.1.18 NQSO	B-5
2.1.19 Option	B-5
2.1.20 Other Stock Based Award	B-5
2.1.21 Parent	B-5
2.1.22 Participant	B-5
2.1.23 Performance Based Compensation	B-5
2.1.24 Performance Share	B-5
2.1.25 Plan	B-5
2.1.26 Reload Option	B-5
2.1.27 Restricted Stock	B-5
2.1.28 Rule 16b-3	B-6
2.1.29 SEC	B-6
2.1.30 Share	B-6
2.1.31 SAR	B-6
2.1.32 Subsidiary	B-6
2.2 Other Definitions	B-6
2.3 Conflicts	B-6

3. COMMON STOCK	B-6

3.1 Number of Shares	B-6
3.2 Reusage	B-6
3.3 Adjustments	B-7

i

4. ELIGIBILITY	B-7

4.1 Determined By Committee	B-7

5. ADMINISTRATION	B-7

5.1 Committee	B-7
5.2 Authority	B-7
5.3 Delegation	B-8
5.4 Determination	B-8

6. AMENDMENT	B-8

6.1 Power of Board	B-8
6.2 Limitation	B-8

7. TERM AND TERMINATION	B-9

7.1 Term	B-9
7.2 Termination	B-9

8. MODIFICATION OR TERMINATION OF BENEFITS	B-9

8.1 General	B-9
8.2 Committee’s Right	B-9
8.3 Compliance with Applicable Laws	B-9

9. CHANGE OF CONTROL	B-9

9.1 Vesting and Payment	B-9
9.2 Other Action	B-10

10. AGREEMENTS AND CERTAIN BENEFITS	B-10

10.1 Grant Evidenced by Agreement	B-10
10.2 Provisions of Agreement	B-10
10.3 Transferability	B-10

11. REPLACEMENT AND TANDEM AWARDS	B-10

11.1 Replacement	B-10
11.2 Tandem Awards	B-10

12. PAYMENT, DIVIDENDS AND WITHHOLDING	B-11

12.1 Payment	B-11
12.2 Dividend Equivalents	B-11
12.3 Withholding	B-11

13. OPTIONS	B-11

13.1 Types of Options	B-11
13.2 Grant of ISOs and Option Price	B-11
13.3 Other Requirements for ISOs	B-12
13.4 NQSOs	B-12

ii

13.5 Determination by Committee	B-12

14. SARS	B-12

14.1 Grant and Payment	B-12
14.2 Grant of Tandem Award	B-12
14.3 ISO Tandem Award	B-12
14.4 Payment of Award	B-12

15. ANNUAL LIMITATIONS	B-12

15.1 Limitation on Options and SARs	B-12
15.2 Limitation on Performance Shares	B-12
15.3 Computations	B-12

16. RESTRICTED STOCK AND PERFORMANCE SHARES	B-13

16.1 Restricted Stock	B-13
16.2 Cost of Restricted Stock	B-13
16.3 Non-Transferability	B-13
16.4 Performance Shares	B-13
16.5 Grant	B-13

17. CASH AWARDS	B-13

17.1 Grant	B-13
17.2 Annual Limits	B-14
17.3 Restrictions	B-14

18. OTHER STOCK BASED AWARDS AND OTHER BENEFITS	B-14

18.1 Other Stock Based Awards	B-14
18.2 Other Benefits	B-14

19. MISCELLANEOUS PROVISIONS	B-14

19.1 Underscored References	B-14
19.2 Number and Gender	B-14
19.3 Unfunded Status of Plan	B-14
19.4 Termination of Employment	B-15
19.5 Designation of Beneficiary	B-15
19.6 Governing Law	B-15
19.7 Purchase for Investment	B-15
19.8 No Employment Contract	B-15
19.9 No Effect on Other Benefits	B-15

iii

APPLIED DIGITAL SOLUTIONS, INC.
2003 FLEXIBLE STOCK PLAN
(as Amended and Restated through June 20, 2008)
1. NAME AND PURPOSE
1.1 Name.
The name of this Plan is the “Applied Digital Solutions, Inc. 2003 Flexible Stock Plan.”
1.2 Purpose.
The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company’s common stock by Employees and other individuals, and to promote and further the best interests of the Company by granting cash and other awards. The Company also intends in appropriate circumstances to grant awards of its common stock in lieu of cash compensation pursuant to the mutual agreement of the Participant and the Company.
2. DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1 General Definitions.
The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:
2.1.1 Affiliate.
A Parent or Subsidiary of the Company.
2.1.2 Agreement.
The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.
2.1.3 Benefit.
Any benefit granted to a Participant under the Plan.
2.1.4 Board.
The Board of Directors of the Company.
2.1.5 Cash Award.
A Benefit payable in the form of cash.
2.1.6 Change of Control.
The occurrence of any of the following:
A.	An acquisition of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” or “Group” (as each such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person or Group, as the case may be, has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, shares of common stock or Voting Securities that are acquired in a Non-Control Acquisition (as defined below) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) the Company, (ii) any Subsidiary or (ii) any employee benefit plan maintained by the Company or any Subsidiary, including a trust forming part of any such plan (an “Employee Benefit Plan”);

B.	When, during any 2-year period, individuals who, at the beginning of the 2-year period, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least 50% of the members of the Board; provided, however, that (i) if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes hereof, be deemed to be a member of the Incumbent Board; and (ii) no individual shall be deemed to be a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

C.	The consummation of:
(i) a merger, consolidation or reorganization involving the Company or any Subsidiary, unless the merger, consolidation or reorganization is a Non-Control Transaction. A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company or any Subsidiary where:
(a)	the shareholders of the Company immediately prior to the merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the common stock or Voting Securities, as the case may be, immediately prior to the merger, consolidation or reorganization,

(b)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

(c)	no Person or Group, other than (1) the Company, (2) any Subsidiary, (3) any Employee Benefit Plan or (4) any other Person or Group who, immediately prior to the merger, consolidation or reorganization, had Beneficial Ownership of not less than 20% of the then outstanding Voting Securities or common stock, has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or common stock;

(d)	A complete liquidation or dissolution of the Company; or

(e)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely because any Person or Group (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities or common stock of the Company as a result of an acquisition of Voting Securities or common stock by the Company which, by reducing the number of shares of Voting Securities or common stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change of Control would have occurred (but for the operation of this sentence) as a result of the acquisition of Voting Securities or common stock by the Company, and after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares of Voting Securities or common stock, which increases the percentage of the then outstanding shares of Voting Securities or common stock beneficially owned by the Subject Person, then a Change of Control shall be deemed to have occurred.
2.1.7 Code.
The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.
2.1.8 Company.
Applied Digital Solutions, Inc.
2.1.9 Committee.
The Committee described in Section 5.1.
2.1.10 Common Stock.
The Company’s common stock, which presently has a par value of $.01 per Share.
2.1.11 Effective Date.
The date that the amended and restated Plan is approved by the shareholders of the Company which must occur within one year before or after approval by the Board. Any grants of Benefits prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.
2.1.12 Employee.
Any person employed by the Employer.
2.1.13 Employer.
The Company and all Affiliates.
2.1.14 Exchange Act.
The Securities Exchange Act of 1934, as amended.
2.1.15 Fair Market Value.
The closing price of Shares on the Nasdaq National Market on a given date, or, in the absence of sales on a given date, the closing price on the Nasdaq National Market on the last day on which a sale occurred prior to such date.
2.1.16 Fiscal Year.
The taxable year of the Company which is the calendar year.

2.1.17 ISO.
An Incentive Stock Option as defined in Section 422 of the Code.
2.1.18 NQSO.
A non-qualified stock Option, which is an Option that does not qualify as an ISO.
2.1.19 Option.
An option to purchase Shares granted under the Plan.
2.1.20 Other Stock Based Award.
An award under Section 3.1 that is valued in whole or in part by reference to, or otherwise based on, common stock.
2.1.21 Parent.
Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.1.22 Participant.
An individual who is granted a Benefit under the Plan. Benefits may be granted only to Employees, members of the Board, (including former Employees and former members of the Board if in connection with their separation from the Company), employees and owners of entities which are not Affiliates but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, individuals who, and employees and owners of entities which, are customers and suppliers of an Employer, individuals who, and employees and owners of entities which, render services to an Employer, and individuals who, and employees and owners of entities, which have ownership or business affiliations with any individual or entity previously described.
2.1.23 Performance Based Compensation.
Compensation which meets the requirements of Section 162(m)(4)(C) of the Code.
2.1.24 Performance Share.
A Share awarded to a Participant under Section 16.4 of the Plan.
2.1.25 Plan.
The Applied Digital Solutions, Inc. 2003 Flexible Stock Plan and all amendments and supplements to it.
2.1.26 Reload Option.
An Option to purchase the number of Shares used by a Participant to exercise an Option and to satisfy any withholding requirement incident to the exercise of such Option.
2.1.27 Restricted Stock.
Shares issued under Section 16.1 of the Plan.

2.1.28 Rule 16b-3.
Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.
2.1.29 SEC.
The Securities and Exchange Commission.
2.1.30 Share.
A share of common stock.
2.1.31 SAR.
A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.
2.1.32 Subsidiary.
Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.2 Other Definitions.
In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.
2.3 Conflicts.
In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the section of the Plan which specifically grants such Benefit shall control those in a different section. In the case of any conflict between the terms of the Plan relating to a Benefit and the terms of an Agreement relating to a Benefit, the terms of the Plan shall control.
3. COMMON STOCK
3.1 Number of Shares.
The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 7,000,000 Shares. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both. The full number of Shares available may be used for any type of Option or other Benefit; provided, however, that the number of Shares that may be issued under ISOs shall not exceed 1,300,000.
3.2 Reusage.
If an Option or SAR expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan. Any Shares which are used as full or partial payment to the Company upon exercise of an Option or for any other Benefit that requires a payment to the Company shall be available for purposes of the Plan.

3.3 Adjustments.
If there is any change in the common stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number of SARs and number and class of shares available for Options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of Shares subject to outstanding Options, SARs, grants of Restricted Stock which are not vested, grants of Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, may be appropriately adjusted by the Committee.
4. ELIGIBILITY
4.1 Determined By Committee.
The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services. Unless specifically provided otherwise herein, all determinations of the Committee in connection with the Plan or an Agreement shall be made in its sole discretion.
5. ADMINISTRATION
5.1 Committee.
The Plan shall be administered by the Committee. The Committee shall consist of the “outside directors” of the Board, unless the Board appoints a Committee of two or more but less than all of the Board all of whom are “outside directors” as defined in Section 162(m) of the Code. The Committee shall use its best efforts to grant Options, SARs, Restricted Stock, Performance Shares, Cash Awards and Other Stock Based Awards under this Plan to an Employee which will qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, except where the Committee deems that the Company’s interests when viewed broadly will be better served by a grant which is free of the conditions required to so qualify any such grant for purposes of Section 162(m) of the Code.
If the Committee does not include the entire outside directors of the Board, it shall serve at the pleasure of the outside directors of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee made at a meeting at which a quorum is present shall be made by a majority of its members present at the meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.
5.2 Authority.
Subject to the terms of the Plan, the Committee shall have discretionary authority to:
(a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants;
(b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;
(c) interpret and construe the Plan and all Agreements;
(d) prescribe, amend and rescind rules and regulations relating to the Plan;

(e) determine the content and form of all Agreements;
(f) determine all questions relating to Benefits under the Plan;
(g) maintain accounts, records and ledgers relating to Benefits;
(h) maintain records concerning its decisions and proceedings;
(i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;
(j) take, at any time, any action described in Section 9.1 or permitted by Section 9.2(a), irrespective of whether any Change of Control has occurred or is imminent;
(k) determine, except to the extent otherwise provided in the Plan, whether and the extent to which Benefits under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Benefits are granted as the Committee determines to be necessary or appropriate to conform to such requirements; and
(l) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.
5.3 Delegation.
Except as required by Rule 16b-3 with respect to grants of Options, Stock Appreciation Awards, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16b-3 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.
5.4 Determination.
All determinations of the Committee shall be final and binding on all persons.
6. AMENDMENT
6.1 Power of Board.
Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.
6.2 Limitation.
The Board may not amend the Plan, without approval of the shareholders of the Company:
(a) in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;
(b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or
(c) in a manner which would violate applicable law.

7. TERM AND TERMINATION
7.1 Term.
The Plan shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.
7.2 Termination.
The Plan may be terminated at any time by the Board.
8. MODIFICATION OR TERMINATION OF BENEFITS
8.1 General.
Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant’s right to any Benefit granted prior to such amendment or termination.
8.2 Committee’s Right.
Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Benefit.
8.3 Compliance with Applicable Laws.
The Plan shall be administered and interpreted in accordance with applicable federal tax laws, including Section 409A of the Code, and the regulations promulgated thereunder.
9. CHANGE OF CONTROL
9.1 Vesting and Payment.
In the event of a Change of Control:
(a) provide for the purchase of any Benefit for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit;
(b) all outstanding SARs shall become immediately payable, except to the extent that the right to exercise the SAR is subject to restrictions established in connection with an Option that is issued in tandem with the SAR;
(c) all Shares of Restricted Stock shall become fully vested;
(d) all Performance Shares shall be deemed to be fully earned and shall be paid out in such manner as determined by the Committee; and
(e) all Cash Awards, Other Stock Based Awards and other Benefits shall become fully vested and/or earned and paid out in such manner as determined by the Committee.

9.2 Other Action.
In the event of a Change of Control, the Committee, in its sole discretion, may, in addition to the provisions of Section 9.1 above and to the extent not inconsistent therewith:
(a) provide for the purchase of any Benefit for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit;
(b) make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or
(c) cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.
10. AGREEMENTS AND CERTAIN BENEFITS
10.1 Grant Evidenced by Agreement.
The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient’s execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.
10.2 Provisions of Agreement.
Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not necessarily be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death, disability, changes of duties or termination of employment; the Benefit’s conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.
10.3 Transferability.
Unless otherwise specified in an Agreement or permitted by the Committee, each Benefit granted shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during a Participant’s lifetime only by him.
11. REPLACEMENT AND TANDEM AWARDS
11.1 Replacement.
The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.
11.2 Tandem Awards.
Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.

12. PAYMENT, DIVIDENDS AND WITHHOLDING
12.1 Payment.
Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company is to be paid:
(a) in cash;
(b) by the surrender of all or part of a Benefit (including the Benefit being exercised) including by means of a so-called “cashless exercise” of an option;
(c) by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due to the Company;
(d) in other property, rights and credits deemed acceptable by the Committee, including the Participant’s promissory note;
(e) by any combination of the payment methods specified in (a), (b), (c) and (d) above.
Notwithstanding, the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.
12.2 Dividend Equivalents.
Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.
12.3 Withholding.
The Company may, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Option is exercised, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount necessary to satisfy federal, state and local income and/or other tax withholding requirements with respect to such distribution or exercise of such Options. The Committee or the Company may require a participant to tender to the Company cash and/or Shares in the amount necessary to comply with any such withholding requirements.
13. OPTIONS
13.1 Types of Options.
It is intended that both ISOs and NQSOs, which may be Reload Options, may be granted by the Committee under the Plan.
13.2 Grant of ISOs and Option Price.
Each ISO must be granted to an Employee and granted within ten years from the earlier of the date of adoption by the Board or the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

13.3 Other Requirements for ISOs.
The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.
13.4 NQSOs.
The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be no less than 100% of the Fair Market Value of the Shares at the time the Option is granted.
13.5 Determination by Committee.
Except as otherwise provided in Section 13.1 through Section 13.4, the terms of all Options shall be determined by the Committee.
14. SARS
14.1 Grant and Payment.
The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in Shares.
14.2 Grant of Tandem Award.
The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant’s credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.
14.3 ISO Tandem Award.
When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.
14.4 Payment of Award.
SARs shall be paid by the Company to a Participant, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.
15. ANNUAL LIMITATIONS
15.1 Limitation on Options and SARs.
The number of (a) Shares covered by Options where the purchase price is no less than the Fair Market Value of the Shares on the date of grant plus (b) SARs which may be granted to any Participant in any Fiscal Year shall not exceed 1,000,000.
15.2 Limitation on Performance Shares
The number of Shares covered by Performance Shares in any Fiscal Year shall not exceed 500,000.
15.3 Computations.
For purposes of Section 15.1: Shares covered by an Option that is canceled shall count against the maximum, and, if the exercise price under an Option is reduced, the transaction shall be treated as a cancellation of the Option and a grant of a new Option; and SARs covered by a grant of SARs that is canceled shall count against the maximum, and, if the Fair Market Value of a Share on which the appreciation under a grant of SARs will be calculated is reduced, the transaction will be treated as a cancellation of the SARs and the grant of a new grant of SARs.

16. RESTRICTED STOCK AND PERFORMANCE SHARES
16.1 Restricted Stock.
The Committee may grant Benefits in Shares available under Section 3.1 of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant.
16.2 Cost of Restricted Stock.
Unless otherwise determined by the Committee, grants of Shares of Restricted Stock shall be made at a per Share cost to the Participant equal to par value.
16.3 Non-Transferability.
Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.
16.4 Performance Shares.
Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms and conditions of such grant. The terms and conditions shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted profit and/or performance objectives. The Committee shall determine the performance targets which will be applied with respect to each grant of Performance Shares at the time of grant, but in no event later than 90 days after the beginning of the period of service to which the performance targets relate. The performance criteria applicable to Performance Shares will be one or more of the following: (1) stock price; (2) average annual growth in earnings per share; (3) increase in shareholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on shareholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; and (11) operating expenses. Each performance target applicable to a Performance Share award and the deadline for satisfying each such target shall be stated in the Agreement between the Company and the Employee. The Committee must certify in writing that each such target has been satisfied before the Performance Shares award becomes effective.
16.5 Grant.
The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.
17. CASH AWARDS
17.1 Grant.
The Committee may grant Cash Awards at such times and (subject to Section 17.2) in such amounts as it deems appropriate.

17.2 Annual Limits.
The amount of any Cash Award in any Fiscal Year to any Participant shall not exceed the greater of $100,000 or 100% of his cash compensation (excluding any Cash Award under this Section 17.2) for such Fiscal Year.
17.3 Restrictions.
Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both. The Committee may make grants of Cash Awards that are intended to be Performance Based Compensation and grants of Cash Awards that are not intended to be Performance Based Compensation.
The Committee shall determine the performance targets which will be applied with respect to each grant of Cash Awards that are intended to be Performance Based Compensation at the time of grant, but in no event later than 90 days after the beginning of the period of service to which the performance targets relate. The performance criteria applicable to Performance Based Compensation awards will be one or more of the following: (1) stock price; (2) average annual growth in earnings per share; (3) increase in shareholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on shareholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; and (11) operating expenses. Each performance target applicable to a Cash Award intended to be Performance Based Compensation and the deadline for satisfying each such target shall be stated in the Agreement between the Company and the Employee. The Committee must certify in writing that each such target has been satisfied before the Performance Based Compensation award is paid.
18. OTHER STOCK BASED AWARDS AND OTHER BENEFITS
18.1 Other Stock Based Awards.
The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the common stock, the grant of securities convertible into Shares, and the grant of Shares in lieu of the payment of cash compensation pursuant to the mutual agreement of the Participant and the Company.
18.2 Other Benefits.
The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.
19. MISCELLANEOUS PROVISIONS
19.1 Underscored References.
The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
19.2 Number and Gender.
The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
19.3 Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

19.4 Termination of Employment.
If the employment of a Participant by the Company terminates for any reason, except as otherwise provided in an Agreement, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting of all or part of the Benefits.
19.5 Designation of Beneficiary.
A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
19.6 Governing Law.
This Plan shall be construed and administered in accordance with the laws of the State of Missouri.
19.7 Purchase for Investment.
The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.
19.8 No Employment Contract.
Neither the adoption of the Plan nor any Benefit granted hereunder shall confer upon any Employee any right to continued employment nor shall the Plan or any Benefit interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.
19.9 No Effect on Other Benefits.
The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.